   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          BIOANALYTICAL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    INDIANA
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      3815
                          (PRIMARY S.I.C. CODE NUMBER)

                                   35-1345024
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                            ------------------------

                                2701 KENT AVENUE
                         WEST LAFAYETTE, INDIANA 47906
                                 (765) 463-4527
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               PETER T. KISSINGER
                                   PRESIDENT
                          BIOANALYTICAL SYSTEMS, INC.
                                2701 KENT AVENUE
                         WEST LAFAYETTE, INDIANA 47906
                                 (765) 463-4527
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                                BERKLEY W. DUCK
                           ICE MILLER DONADIO & RYAN
                         ONE AMERICAN SQUARE, BOX 82001
                        INDIANAPOLIS, INDIANA 46282-0002
                                 (317) 236-2270
                                 MARK SHAEVSKY
                        HONIGMAN MILLER SCHWARTZ & COHN
                          2290 FIRST NATIONAL BUILDING
                              660 WOODWARD AVENUE
                          DETROIT, MICHIGAN 48226-3583
                                 (313) 256-7562

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                PROPOSED MAXIMUM           PROPOSED
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)           PER SHARE(2)        OFFERING PRICE(2)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Shares........................       1,725,000                $11.00              $18,975,000               $5,750
==============================================================================================================================

(1) Includes 225,000 Common Shares that may be sold if the over-allotment option granted to the Underwriters is exercised in full. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

                            ----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED SEPTEMBER   , 1997

PROSPECTUS

                            1,500,000 COMMON SHARES

                           BIOANALYTICAL SYSTEMS LOGO

                          BIOANALYTICAL SYSTEMS, INC.

     All of the 1,500,000 Common Shares offered hereby (the "Shares") are being sold by Bioanalytical Systems, Inc. (the "Company"). Prior to this offering there has been no public market for the Common Shares of the Company (the "Common Shares"). It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of information relating to the factors to be considered in determining the initial public offering price. Application has been made to list the Shares on the Nasdaq National Market under the symbol "BASI."

      SEE "RISK FACTORS" AT PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                                                  UNDERWRITING
                                           PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                            PUBLIC               COMMISSIONS(1)             COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $500,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 225,000 additional Shares, on the same terms and conditions set forth above, solely for the purpose of covering over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Company will be $          , $          , and
    $          , respectively. See "Underwriting."

                            ------------------------

     The Shares are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, subject to their right to reject any orders in whole or in part and subject to certain conditions. It is expected that delivery of certificates representing the Shares will be made at the offices of Roney & Co. L.L.C., One Griswold, Detroit, Michigan, 48226 on or
about                     , 1997.

                            ------------------------

RONEY & CO.                                                     THE OHIO COMPANY

                                            , 1997

            [A COLLAGE OF PHOTOGRAPHS OF THE COMPANY'S PRODUCTS AND
     OF THE COMPANY'S SCIENTISTS PERFORMING SERVICES WILL BE INSERTED HERE]

                           -------------------------

     The Company intends to distribute to its shareholders annual reports containing audited financial statements and will make available copies of quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.
                           -------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SHARES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."
                           -------------------------

BAS(R) is a registered trademark of the Company. This Prospectus also includes trade names and trademarks of other companies.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's Consolidated Financial Statements and related notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data: (i) reflects the conversion of all of the Company's outstanding Convertible Preferred Shares (the "Convertible Preferred Shares") into Common Shares upon the completion of this offering; (ii) assumes no exercise of the Underwriters' over-allotment option; and (iii) reflects a 4.514 for 1 share split to be effected prior to the completion of this offering. Terms used but not otherwise defined herein are defined in the Glossary included herein.

                                  THE COMPANY

     The Company is a leading contract research organization providing research and development resources through both its services and products to the worldwide pharmaceutical, medical device and biotechnology industries. Founded in 1974, the Company has over 23 years of experience in developing products and methodologies to support the analytical chemistry requirements of the drug discovery process. At its inception, the Company focused on providing new products and procedures which facilitated research progress at client sites. Recently, pharmaceutical companies have experienced increasing pressures to bring products to market on a cost-effective and accelerated basis. Accordingly, many clients have requested the Company to carry out proprietary projects at the Company's facilities. As a result, the Company now derives its revenues from (i) research services provided to clients and (ii) the sale of its analytical instruments and other products. The Company believes that among contract research organizations that provide in house statistical, clinical, and medical services, it is the only one that designs and sells analytical instrumentation products and, on the analytical instrument side, it is one of very few firms that maintains a separate business for contract analytical services. The Company intends to continue to take advantage of this unique industry niche.

     The Company's services are marketed to pharmaceutical and other biotechnical companies involved in later stages of drug testing and the Company's products are marketed to both public and private research organizations engaged in the early stages of drug development. On the services side, according to the Pharmaceutical Research and Manufacturing Association, in 1997 pharmaceutical and biotechnology companies will spend approximately $18.9 billion worldwide on research and development of which approximately 18% or $3.4 billion will be outsourced to independent contract service providers such as the Company. On the products side, the Company competes in the $11 billion analytical instrument industry.

     Over the past five years, the Company has provided its services and/or products to all of the top 25 pharmaceutical companies in the world, as ranked by 1996 research and development spending. As a result of its client focus; reputation for high-quality services and products; capital investment in state-of-the-art instrumentation and facilities; skilled and experienced professional staff; and expertise in performing critical development and support services, the Company believes that it is a value-added partner in solving its clients' complex product development problems.

     The Company's operating strategies are derived from a strong base of expertise in analytical chemistry. The Company will continue to (i) leverage the synergy between the Company's services and products; (ii) invest in state-of-the-art instrumentation; (iii) emphasize high-end testing services;
(iv) enhance client relationships; and (v) work with large innovator pharmaceutical companies in the development of analytical methods for new drug candidates as early as possible in the drug development process.

     The Company's objective is to continue to grow as a leading provider of high-quality analytical chemistry support services to the worldwide pharmaceutical, medical device and biotechnology industries. In order to continue its growth, the Company intends to leverage its personnel, facilities, technological expertise and information systems. The Company believes that it will continue to differentiate itself from its competitors by increasing the array of services and products offered to its clients, further enhancing the Company's reputation of offering a turnkey approach to accurately and quickly meet product development challenges faced by clients. The Company has developed and implemented a business strategy intended to accelerate growth and profitability, consisting of the following five principal elements:

         - Increase technical staff to expand the volume of services provided
         - Implement a comprehensive marketing and sales program
         - Broaden the range of complimentary services provided
         - Expand geographically in strategic locations
         - Identify and effect key acquisitions

     The Company was incorporated under the laws of Indiana in 1975. The Company's principal executive offices are located at 2701 Kent Avenue, West Lafayette, Indiana, 47906, and its telephone number is (765) 463-4527.

                                  THE OFFERING

Shares offered by the Company...................  1,500,000 Shares
Common Shares to be outstanding after the
  offering......................................  4,500,000 Common Shares(1)
Use of proceeds.................................  Repayment of indebtedness, purchase of laboratory equipment, hiring of additional personnel, upgrade
                                                  of information systems, expansion of current
                                                  facilities, working capital and other general
                                                  corporate purposes, including potential
                                                  acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol..........  BASI

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              NINE MONTHS
                                                      YEAR ENDED SEPTEMBER 30,               ENDED JUNE 30,
                                           ----------------------------------------------   ----------------
                                            1992     1993      1994      1995      1996      1996     1997
                                            ----     ----      ----      ----      ----      ----     ----
STATEMENT OF INCOME DATA:
Product revenue..........................  $8,668   $ 9,124   $ 8,903   $ 9,627   $ 9,113   $6,725   $ 7,347
Services revenue.........................     904     1,663     1,800     2,725     3,681    2,670     3,691
                                           ------   -------   -------   -------   -------   ------   -------
  Total revenue..........................   9,572    10,787    10,703    12,352    12,794    9,395    11,038
Operating income.........................     677     1,128       609       784       701      328     1,199
Net income available to common
  shareholders...........................  $  400   $   886   $   495   $   497   $   347   $  136   $   644
Net income per Common Share..............  $  .14   $   .30   $   .16   $   .16   $   .11   $  .04   $   .21
Weighted average Common Shares
  outstanding............................   2,971     2,993     3,048     3,066     3,089    3,089     3,074

                                                                      JUNE 30, 1997
                                                              ------------------------------
                                                              ACTUAL          AS ADJUSTED(2)
                                                              ------          --------------
BALANCE SHEET DATA:
Working capital.............................................  $ 3,362            $12,379
Total assets................................................   14,423             22,840
Long-term debt, less current portion........................    4,383                 --
Convertible Preferred Shares................................    1,231                 --
Shareholders' equity........................................    5,628             20,259

-------------------------
(1) Based on Common Shares outstanding at June 30, 1997, excluding 277,184 Common Shares issuable upon exercise of options outstanding as of June 30, 1997, of which 234,297 were exercisable as of that date. See "Capitalization," "Management -- Option Plans" and Note 6 of Notes to Consolidated Financial Statements. Also reflects the conversion of all outstanding Convertible Preferred Shares into 752,399 Common Shares to be effected immediately prior to the issuance of the Shares offered hereby.

(2) Adjusted to reflect (i) the conversion of all outstanding Convertible Preferred Shares into Common Shares to be effected immediately prior to the issuance of the Shares offered hereby, and (ii) the sale of 1,500,000 Shares offered hereby (after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company), assuming an initial public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus).

                                  RISK FACTORS

     An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, prior to making an investment in the Shares.

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

     The Company's revenues are highly dependent on research and development expenditures and compliance testing expenditures by the pharmaceutical, biotechnology and medical device industries and by universities and government research institutions worldwide. Decreases in such expenditures, including those resulting from a general economic decline in these industries, could have a material adverse effect on the Company. The Company has benefited from the growing tendency of companies to engage independent organizations to conduct development and testing projects. Any reduction in the outsourcing of research, development or testing activities, or any reduction in public funding of science and technology could have a material adverse effect on the Company's business, operations and financial condition. There has been substantial consolidation in recent years in the pharmaceutical industry, both in the United States and Europe. It is not possible to assess the impact upon the Company of future pharmaceutical industry consolidation since the effect may depend on an acquiror's inclination to outsource or its existing relationship with the Company or a competitor. See "Business -- Changing Nature of Pharmaceutical Industry."

     During 1996, a major United States-based pharmaceutical company and the Company's Japanese distributor accounted for approximately 18% and 19%, respectively, of the Company's total revenues. There can be no assurance that the Company's business will not continue to be dependent on continued relationships with certain clients or distributors or that annual results will not be dependent upon performance of a few large projects. In addition, there can be no assurance that significant clients or distributors in any one period will continue to be significant clients or distributors in other periods. See "Business -- Clients" and "-- Sales and Marketing."

NEED TO ATTRACT, DEVELOP, MANAGE AND RETAIN PROFESSIONAL STAFF

     The Company's business is labor intensive and involves the delivery of highly specialized professional services. The Company's future growth and success depends in large part upon its ability to attract, develop, manage and retain highly skilled professional, scientific and technical operating staff. There is significant competition from the Company's competitors as well as from the in-house research departments of pharmaceutical and biotechnology companies and other enterprises for employees with the skills required to perform the services offered by the Company. Although the Company has confidentiality agreements with its scientific and technical operating personnel, the Company does not have in place covenants not to compete that would directly preclude the employees from being employed by a competitor. There can be no assurance that the Company will be able to attract, develop, manage and retain a sufficient number of highly skilled employees in the future or that it will continue to be successful in training, retaining and managing its current employees. The loss of a significant number of employees or the Company's inability to hire sufficient numbers of qualified employees could have a material adverse effect on the Company's business, operations and financial condition. See "Business -- Employees."

DEPENDENCE ON KEY EXECUTIVES

     The Company relies to a significant extent on a number of key executives, including Peter T. Kissinger, Ph.D., its President and Chairman of the Board. The Company maintains key man life insurance on Dr. Kissinger in the amount of $1.0 million. The loss of the services of any of the Company's key executives could have a material adverse effect on the Company's business, operations and financial condition.

DEPENDENCE ON AND EFFECT OF GOVERNMENT REGULATION

     The Company's business depends in part on government regulation of the drug development process by the United States and foreign governments. More stringent governmental regulation of the drug development process increases the need for services and products provided or produced by the Company. Recently, legislation has been proposed that would substantially modify the current requirements for FDA administration of the drug and device approval process. Under the proposed legislation, applications for approval of new drugs could be made to private accredited facilities in lieu of the FDA. As a result, the number of clinical trials of new drugs would be reduced and other rules administered by the FDA would be simplified. Any change in the scope of regulatory requirements or the introduction of simplified drug or device approval procedures could affect the Company's business, operations and financial condition.

     The Company's revenues are also dependent, in part, upon continued compliance with governmental requirements applicable to facilities and techniques used in the manufacture of products for clinical use. The Company's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with FDA requirements. Failure on the part of the Company to comply with applicable requirements could result in the termination of ongoing research, the disqualification of data for submission to regulatory authorities and fines and penalties being assessed against the Company. See "Business -- Changing Nature of Pharmaceutical Industry" and "Business -- Government Regulation."

COMPETITION

     With respect to its products, the Company primarily competes with several large equipment manufacturers and, with respect to its services, the Company primarily competes against in-house research departments of pharmaceutical and biotechnology companies, universities and teaching hospitals and other full-service CROs. Many of the Company's competitors possess substantially greater capital, technical and other resources than the Company. Competitive factors with respect to the Company's products include quality, reliability and price. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, medical database management capabilities, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. The Company's failure to compete effectively in any one or more of these areas could have a material adverse effect on the Company's business, operations and financial condition. See "Business -- Changing Nature of Pharmaceutical Industry" and "Business -- Competition."

NATURE OF CONTRACTS

     Generally, the Company's service contracts are terminable by the client upon notice at any time. Contracts may be terminated for a variety of reasons, including the client's decision to forego a particular study, failure of products to satisfy safety requirements and unexpected or undesired product testing results. The loss of business from a significant client or the cancellation of a major contract or series of commitments could have a material adverse effect on the Company's business, operations and financial condition. See "Business -- Contractual Arrangements."

UNCERTAINTY OF INTERNATIONAL MARKETS

     In the nine months ended June 30, 1997, approximately 40% of the Company's revenues were derived from customers located outside the United States. The Company expects to increase its geographical diversification outside the United States, including entering new markets in Asia and South America. Significant governmental, regulatory, political, economic and cultural issues could affect the growth or profitability of the Company's business activities in any such market. In addition, although currently all of the Company's contracts are required to be paid in United States dollars, in the event future contracts were denominated in a foreign currency the Company could be faced with currency fluctuations in the conversion to United States dollars.

PROPRIETARY TECHNOLOGY; UNPREDICTABILITY OF PATENT PROTECTION

     The Company's business is dependent, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents and protect its trade secrets and to operate without infringing on the proprietary rights of others. There can be no assurance that the Company's patents will not be challenged by third parties or that, if challenged, those patents will be held valid. In addition, there can be no assurance that any technologies or products developed by the Company will not be challenged by third parties owning patent rights and, if challenged, will be held to not infringe those patent rights. The expense involved in any patent litigation can be significant. The Company also relies on unpatented, proprietary technology, and there can be no assurance that others will not independently develop or obtain similar products or technologies.

FUTURE CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company expects capital and operating expenditures to increase over the next several years. Although the Company believes that the net proceeds from this offering, existing cash and cash equivalents and anticipated cash flow from operations will be sufficient to support the Company's operations for the foreseeable future, the Company's actual future capital requirements will depend on many factors, including its future profitability, the rate of its internal growth and the timing, size and terms of acquisitions made by the Company, if any. The Company may require significant additional financing in the future, which it may seek to raise through public or private equity offerings or debt financings. There can be no assurance that additional financing will be available when needed or that, if available, such financing can be obtained on terms favorable to the Company. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing shareholders will result and may be substantial. See "Use of Proceeds," "Business -- Growth Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RISK RELATED TO GROWTH THROUGH ACQUISITIONS

     The Company's growth strategy includes identifying and effecting selected acquisitions. The Company has limited acquisition experience, and growth through acquisition involves numerous risks, including the potential inability of the Company to effectively assimilate the operations of acquired companies, the expenses incurred in connection with failed acquisition attempts, the diversion of management's attention from other business concerns and, in the case of acquisitions of foreign companies, the risks presented by language and cultural barriers and currency exchange rate fluctuations. There can be no assurance that the Company will complete any future acquisitions or that acquisitions, if any, will contribute favorably to the Company's business, operations and financial condition. See "Business -- Growth Strategy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the Shares will experience immediate and substantial dilution of the net tangible book value per share from the initial offering price. See "Dilution."

VOLATILITY OF QUARTERLY OPERATING RESULTS

     The Company's results of operations have been and will continue to be subject to quarterly fluctuations, principally as a result of the commencement, completion, cancellation or duration of large contracts, the progress of ongoing contracts, changes in the mix of products and services, the incurrence of significant expenses upon commencement of product or service contracts before any significant revenues are recognized from such activities, and seasonality in the business. For this reason, there is a risk that comparisons of quarterly operating results on a year-to-year basis, or on a quarter-to-quarter basis, will not provide a meaningful indication of future performance. In addition, fluctuations in quarterly results could affect the market price of the Common Shares in a manner unrelated to the longer-term operating performance of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

LIABILITY RISKS RELATED TO PRODUCTS AND THE PROVISION OF SERVICES

     Although the Company does not provide products or services directly to the public, its business involves the sale of instruments for use by others and the provision of contract analytical services. It is possible that claims could be made against the Company by either its clients or the customers of its clients for damages suffered as a result of the use of the Company's products or for errors made in the performance of the Company's analytical services. The Company maintains product liability and errors and omissions insurance with respect to these risks, but there can be no assurance that the insurance would cover all risks. The Company also seeks to reduce its exposure through indemnification agreements with its clients. The scope of those agreements may vary from client to client, and the performance of the clients' obligations thereunder are not secured. There can be no assurance that these measures will be adequate to protect the Company from damages resulting from defects in its products or services. See "Business -- Product Liability and Insurance."

MANAGEMENT DISCRETION REGARDING NET PROCEEDS OF THE OFFERING

     The Company has not yet allocated a substantial portion of the net proceeds of the offering to specific uses. Accordingly, management will have broad discretion as to the application of the offering proceeds. Pending the Company's use of such proceeds, the net proceeds of the offering will be invested in high-quality, short-term, interest-bearing investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States. It is possible that the return on such investments will be less than that which would be realized were the Company immediately to use such funds for other purposes. See "Use of Proceeds."

CONCENTRATION OF OWNERSHIP

     Upon the completion of this offering, certain of the Company's executive officers will beneficially own approximately 35% of the outstanding Common Shares, and certain of the Company's non-employee directors will beneficially own approximately 20% of the outstanding Common Shares. Accordingly, those persons will be in a position to significantly influence the election of the Company's directors and the outcome of corporate actions requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     The sale of substantial amounts of the Common Shares in the public market following the offering could have an adverse effect on prevailing market prices of the Common Shares. Immediately after the offering, the 1,500,000 Shares (1,725,000 Shares if the Underwriters' over-allotment option is exercised in full) offered hereby will be freely tradeable without restriction, and approximately 600,000 additional Common Shares will be eligible for sale in the public market pursuant to Rule 144(k) under the Securities Act. All of the Company's directors and executive officers and certain of the Company's shareholders have agreed with the Underwriters not to sell an aggregate of 2,334,592 Common Shares held by them for a period of 180 days from the date of this Prospectus without the prior consent of the Underwriters. After such time, or earlier with the written consent of the Underwriters, those Common Shares will be eligible for sale, subject to the volume and other restrictions under Rule 144 promulgated under the Securities Act. See "Shares Eligible For Future Sale."

     The Company also intends to file a registration statement covering the sale of Common Shares reserved for issuance under the Company's stock option plans approximately 30 days following the date of this Prospectus. As of June 30, 1997, there were aggregate options outstanding under the Bioanalytical Systems, Inc. 1990 Employee Incentive Stock Option Plan (the "1990 Employee Option Plan") and the Bioanalytical Systems, Inc. Outside Director Stock Option Plan (the "Director Option Plan") to purchase 277,184 Common Shares at a weighted average price of $1.27 per share, of which 234,297 Common Shares were then vested and exercisable. The holders of 171,772 of the options exercisable as of June 30, 1997 have signed Lock-Up Agreements. The Company also may issue and sell up to 95,000 Common Shares under the 1997 Employee Incentive Stock Option Plan (the "1997 Employee Option Plan" and together with the 1990

Employee Option Plan and the Director Option Plan, the "Option Plans"). See "Management -- Option Plans," and "Underwriting."

     Certain shareholders have the right to require the registration of their Common Shares under the Securities Act at any time subject to certain limitations but those shareholders have agreed not to exercise those rights for a period of 180 days from the date of this Prospectus. See "Description of Capital Stock -- Registration Rights." If those shareholders were to cause a large number of Common Shares to be registered and sold in the public market thereafter, the market price for the Common Shares could be materially adversely affected. Additionally, those shareholders have the right to require the Company to include their Common Shares in any Company-related registration under the Securities Act, and the exercise of these "piggyback" registration rights could have a material adverse effect on the Company's ability to raise capital in the future. See "Certain Transactions."

NO PRIOR MARKET; POTENTIAL STOCK PRICE VOLATILITY

     Prior to this offering, there has been no public market for the Common Shares and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not represent prices that will prevail in the trading market. See "Underwriting."

     The market price of the Common Shares could be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. See "Risk Factors -- Volatility of Quarterly Operating Results." Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have an adverse effect on the market price of the Common Shares. Following the offering, the Company will have approximately 4.5 million Common Shares outstanding, of which approximately 2.0 million Common Shares could be considered to be part of the "float." Based on the anticipated initial public offering price of between $9.00 and $11.00 per share, the market capitalization of the Company would be approximately $40.5 million to $49.5 million. As a result of the small "float" and market capitalization, the Company's Common Shares will be subject to volatility. The price volatility of the Common Shares could be accentuated by quarterly fluctuations in earnings. See "Risk Factors -- Volatility of Quarterly Operating Results."

POSSIBLE ISSUANCE OF PREFERRED SHARES

     The Board of Directors of the Company has the authority to issue preferred shares in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The issuance of preferred shares, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the market price of the Common Shares and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting securities of the Company. The Company has no present plans to issue any preferred shares. See "Description of Capital Stock."

DIVIDEND POLICY

     The Company has never paid any cash dividends to holders of its Common Shares and does not anticipate paying any cash dividends in the foreseeable future, but intends instead to retain any future earnings for reinvestment in its business. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors of the Company and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,500,000 Shares offered hereby are estimated to be $13.4 million ($15.5 million if the Underwriter's over-allotment option is exercised in full), assuming an initial public offering price of $10.00 per share (the midpoint of the range set forth on the cover page of this Prospectus) and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to utilize approximately $5.0 million to repay bank indebtedness and approximately $3.0 million to purchase laboratory equipment. The Company also intends to utilize a portion of the net proceeds to hire additional technical staff and to upgrade its information systems. These expenditures will primarily supplement and expand capabilities for existing services offered to clients. In addition, the Company intends to use a portion of the proceeds from the offering to expand its present facilities as well as to fund future geographic expansion. The Company will use the remainder of the net proceeds for working capital and other general corporate purposes, including potential acquisitions. Pending such uses, the Company intends to invest the remaining proceeds of the offering in high-quality, short-term, interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States.

     As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, although the Company currently has no agreements or arrangements in place with respect to any future acquisition. There can be no assurance that the Company will complete any acquisitions.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Shares and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to develop and expand its business. The Company is currently restricted from paying cash dividends under the terms of its lines of credit without the prior written consent of the bank.

                                    DILUTION

     The net tangible book value of the Company as of June 30, 1997 was approximately $6.6 million or $2.22 per share after giving effect to the conversion of the outstanding Convertible Preferred Shares into Common Shares and the 4.514 for 1 share split to be effected prior to the issuance of the Shares offered hereby. The net tangible book value per share is equal to the book value of the Company's total tangible assets less its total liabilities, divided by the total number of Common Shares outstanding. After giving effect to the sale by the Company of 1,500,000 Shares offered hereby at an assumed public offering price of $10.00 per share (resulting in estimated net proceeds of $13.4 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses), the net tangible book value of the Company as of June 30, 1997 would be approximately $20.0 million, or $4.45 per share. This represents an immediate increase of $2.23 per share to existing shareholders and an immediate dilution of $5.55 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.....................             $10.00
  Net tangible book value per share before the offering.....    $2.22
  Increase in net tangible book value per share attributable
     to new investors.......................................     2.23
                                                                -----
Net tangible book value per share after offering............               4.45
                                                                         ------
Dilution per share to new investors.........................             $ 5.55
                                                                         ======

     To the extent that the Underwriters' over-allotment option is exercised in full, the net tangible book value of the Company at June 30, 1997 would have been approximately $22.1 million, or $4.69 per share, representing an immediate increase in net tangible book value per share of $2.47 to existing shareholders and an immediate dilution of $5.31 per share to new investors.

     The following table summarizes, as of June 30, 1997, the differences in the number of Common Shares purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing shareholders and by the new investors with respect to the Shares offered hereby, assuming an initial public offering price of $10.00 per share and before deduction of estimated underwriting discounts and commissions and estimated offering expenses:

                                                SHARES PURCHASED        TOTAL CONSIDERATION(1)       AVERAGE
                                              --------------------      ----------------------        PRICE
                                               NUMBER      PERCENT        AMOUNT       PERCENT      PER SHARE
                                               ------      -------        ------       -------      ---------
Existing shareholders(1)..................    3,000,000      66.7%      $ 1,907,350      11.3%       $ 0.64
New investors.............................    1,500,000      33.3        15,000,000      88.7        $10.00
                                              ---------     -----       -----------     -----
Total.....................................    4,500,000     100.0%      $16,907,350     100.0%
                                              =========     =====       ===========     =====

-------------------------
(1) The above computations exclude options outstanding at June 30, 1997 to purchase a total of 277,184 Common Shares at a weighted average exercise price of $1.27 per share. To the extent these options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Option Plans" and Note 6 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1997, on an actual basis and as adjusted (i) to give effect to the conversion of all outstanding Convertible Preferred Shares into Common Shares immediately prior to the issuance of the Shares offered hereby and
(ii) to reflect the sale of the 1,500,000 Shares offered hereby at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                  JUNE 30, 1997
                                                              ----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                               ------      --------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARES DATA)
Short-term debt.............................................    $   600     $    --
                                                                =======     =======
Long-term debt, less current portion........................    $ 4,383     $    --
Preferred Shares:
  1,000,000 Preferred Shares authorized and
     166,667 Convertible Preferred Shares outstanding
     (actual),
     none outstanding (as adjusted).........................      1,231          --
Shareholders' equity:
  Common Shares, 19,000,000 shares authorized and 2,247,601
     shares outstanding (actual); 4,500,000 shares
     outstanding (as adjusted)(1)...........................        498         997
  Additional paid-in capital................................        178      14,310
  Retained earnings.........................................      4,965       4,965
  Currency translation adjustment...........................        (13)        (13)
                                                                -------     -------
       Total shareholders' equity...........................      5,628      20,259
                                                                -------     -------
       Total capitalization.................................    $11,242     $20,259
                                                                =======     =======

-------------------------
(1) Does not include 277,184 Common Shares issuable upon exercise of options outstanding as of June 30, 1997, of which 234,297 were exercisable as of that date. See "Management -- Option Plans" and Note 6 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated statement of income data for the years ended September 30, 1994, 1995 and 1996 and the balance sheet data as of September 30, 1995 and 1996 are derived from and should be read in conjunction with the financial statements and notes thereto included elsewhere herein, audited by Ernst & Young LLP. The selected statement of income data for the years ended September 30, 1992 and 1993 and selected balance sheet data as of September 30, 1992, 1993 and 1994 also are derived from audited financial statements, which are not included herein. The selected statement of income data for the nine months ended June 30, 1996 and 1997 and the selected balance sheet data as of June 30, 1997 are derived from unaudited financial statements of the Company. In the opinion of the Company, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods. The financial results for the nine months ended June 30, 1997 are not necessarily indicative of the results to be expected for any other interim period or the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                             NINE MONTHS
                                                                                                ENDED
                                                     YEAR ENDED SEPTEMBER 30,                  JUNE 30,
                                          ----------------------------------------------   ----------------
                                           1992     1993      1994      1995      1996      1996     1997
                                           ----     ----      ----      ----      ----      ----     ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Product revenue.........................  $8,668   $ 9,124   $ 8,903   $ 9,627   $ 9,113   $6,725   $ 7,347
Services revenue........................     904     1,663     1,800     2,725     3,681    2,670     3,691
                                          ------   -------   -------   -------   -------   ------   -------
  Total revenue.........................   9,572    10,787    10,703    12,352    12,794    9,395    11,038
Cost of product revenue.................   3,662     3,479     3,418     3,448     3,227    2,335     2,268
Cost of services revenue................     496       833     1,039     1,834     2,141    1,609     2,157
                                          ------   -------   -------   -------   -------   ------   -------
  Total cost of revenue.................   4,158     4,312     4,457     5,282     5,368    3,944     4,425
                                          ------   -------   -------   -------   -------   ------   -------
Gross profit............................   5,414     6,475     6,246     7,070     7,426    5,451     6,613
                                          ------   -------   -------   -------   -------   ------   -------
Operating expenses:
  Selling...............................   3,023     3,366     3,531     3,940     3,937    2,987     3,094
  Research and development..............     931     1,099     1,122     1,124     1,424    1,089     1,110
  General and administrative............     783       882       984     1,222     1,364    1,047     1,210
                                          ------   -------   -------   -------   -------   ------   -------
Operating income, net...................     677     1,128       609       784       701      328     1,199
Other income (expense)..................      15        28       192       111       (18)      (6)      (58)
                                          ------   -------   -------   -------   -------   ------   -------
Income before income taxes..............     692     1,156       801       895       683      322     1,141
Income taxes............................     239       216       253       344       283      132       470
                                          ------   -------   -------   -------   -------   ------   -------
Net income..............................  $  453   $   940   $   548   $   551   $   400   $  190   $   671
                                          ======   =======   =======   =======   =======   ======   =======
Net income available to common
  shareholders..........................  $  400   $   886   $   495   $   497   $   347   $  136   $   644
Net income per Common Share.............  $  .14   $   .30   $   .16   $   .16   $   .11   $  .04   $   .21
Weighted average Common Shares
  outstanding...........................   2,971     2,993     3,048     3,066     3,089    3,089     3,074

                                                          SEPTEMBER 30,                   JUNE 30,
                                            ------------------------------------------   ----------
                                             1992     1993     1994     1995     1996       1997
                                             ----     ----     ----     ----     ----       ----
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................  $3,503   $3,897   $4,392   $4,080   $3,059     $3,362
Property and equipment, net...............   2,178    2,494    2,736    3,707    6,479      8,633
Total assets..............................   6,809    7,800    8,163    9,428   11,374     14,423
Long-term debt, less current portion......     488      239      187      416    2,512      4,383
Preferred shares..........................   1,940    1,994    2,047    2,100    1,530      1,231
Shareholders' equity......................   2,661    3,547    4,056    4,609    4,956      5,628

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with Selected Consolidated Financial Data and the Company's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. In addition to the historical information contained herein, the discussions in this Prospectus may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     The Company provides a broad range of value-added products and services focused on chemical analysis to the worldwide pharmaceutical, medical device and biotechnology industries. The Company's customer-focused approach and its high quality products and services enable it to serve as a value-added partner in solving complex scientific problems by providing cost-effective results to its customers on an accelerated basis. Founded in 1974 in Lansing, Michigan and relocated to West Lafayette, Indiana in 1975, the Company has experienced growth primarily through internal expansion, supplemented by strategic acquisitions. As part of its internal growth strategy, the Company has developed technical specialties in such areas as chromatography, electrochemistry, in vivo sampling and mass spectrometry. The Company's growth has strategically positioned it to take advantage of globalization in the marketplace and to provide new services and areas of technical expertise to its customers. During this phase, the Company has been continuously profitable since 1987.

     Throughout its history, the Company has taken steps to position itself as a global leader in the analytical chemistry field. Development of the Company's infrastructure began in 1975 when it established relationships with several customers and multiple international distributors. In 1981, the Company increased its sphere of influence to include Japan with the creation of BAS Japan, an independent distributor. In 1988, the Company enhanced its computer software expertise by acquiring Interactive Microware Inc. in State College, Pennsylvania. In 1990, the Company began offering contract services to customers that lacked the time or expertise to perform certain analyzes using the Company's analytical products. In 1991, the Company further expanded its global presence by establishing an office in Brussels, Belgium, and in 1995, the Company acquired a distributor, BAS Technicol Ltd., to further solidify its presence in the United Kingdom.

     Revenues are derived principally from (i) the sale of the Company's analytical instruments and other products, and (ii) analytical services provided to customers. Both methods of generating revenue utilize the Company's ability to identify, isolate and resolve client problems relating to the separation and quantification of individual substances in complex mixtures. The Company's analytical products are sold primarily to pharmaceutical firms and research organizations. The Company supports the pharmaceutical industry by focusing on analytical chemistry for biomedical research, diagnostics, electrochemistry and separations science. Principal customers include scientists engaged in drug metabolism studies, as well as those engaged in basic neuroscience research. The Company was the first to commercialize the liquid chromatography and electrochemistry technology which is now the worldwide standard for the determination of neurotransmitter substances. Research products include in vivo sampling devices, reagent chemicals, electrochemical apparatus and sensors.

     Revenue from the sale of the Company's products and the related costs are recognized upon shipment of the products to customers. The Company's pharmaceutical service contracts generally have terms ranging from several months to several years. A portion of the contract fee is generally payable upon receipt of the initial samples with the balance payable in installments over the life of the contract. The contracts are broken down into discrete units of deliverable services for which a fixed fee for each unit is established, and revenue and related direct costs are recognized as specific contract terms are fulfilled under the percentage of completion method utilizing units of delivery. The termination of a contract results in no material adjustments to revenue or direct costs previously recognized, and the Company is entitled to payment for all work performed through the date of notice of termination and all costs associated with termination of a contract.

     The Company's management believes that fluctuations in the Company's quarterly results are caused by a number of factors, including the Company's success in attracting new business, the size and duration of service contracts, the timing of its client's decisions to enter into new contracts, the cancellation or delays of on-going contracts, the timing of acquisitions and other factors, many of which are beyond the Company's control. See "Risk Factors -- Volatility of Quarterly Operating Results."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of income data as a percentage of total revenue.

                                                                       PERCENTAGE OF REVENUE
                                                         -------------------------------------------------
                                                                                            NINE MONTHS
                                                                                               ENDED
                                                          YEAR ENDED SEPTEMBER 30,            JUNE 30,
                                                         ---------------------------      ----------------
                                                         1994       1995       1996       1996       1997
                                                         ----       ----       ----       ----       ----
Product revenue....................................       83.2%      77.9%      71.2%      71.6%      66.6%
Services revenue...................................       16.8       22.1       28.8       28.4       33.4
                                                         -----      -----      -----      -----      -----
  Total revenue....................................      100.0      100.0      100.0      100.0      100.0
Cost of product revenue............................       31.9       27.9       25.2       24.9       20.5
Cost of services revenue...........................        9.7       14.9       16.8       17.1       19.6
                                                         -----      -----      -----      -----      -----
  Total cost of revenue............................       41.6       42.8       42.0       42.0       40.1
Gross profit.......................................       58.4       57.2       58.0       58.0       59.9
Operating expenses:
  Selling..........................................       33.0       31.9       30.8       31.8       28.0
  Research and development.........................       10.5        9.1       11.2       11.6       10.1
  General and administrative.......................        9.2        9.9       10.7       11.1       11.0
                                                         -----      -----      -----      -----      -----
Operating income...................................        5.7        6.3        5.5        3.5       10.8
Other income (expense), net........................        1.8        0.9       (0.2)       0.1       (0.5)
                                                         -----      -----      -----      -----      -----
Income before income taxes.........................        7.5        7.2        5.3        3.4       10.3
Income taxes.......................................        2.4        2.8        2.2        1.4        4.3
                                                         -----      -----      -----      -----      -----
Net income.........................................        5.1%       4.4%       3.1%       2.0%       6.0%
                                                         =====      =====      =====      =====      =====

     Nine Months ended June 30, 1997 Compared with Nine Months ended June 30,
1996

     Total revenue for the nine months ended June 30, 1997 increased 17.5% to approximately $11.0 million from approximately $9.4 million for the nine months ended June 30, 1996. Of this $1.6 million increase, approximately $1.0 million was attributable to increased revenue from the services unit as a result of the expansion of the types and volume of services provided by the Company. The remaining $600,000 related to increased product sales resulting from increased sales of electrochemical products, primarily in the Far East.

     Costs of revenue include costs related to the products sold and services rendered including compensation and related fringe benefits for non-administrative employees. These costs increased 12.2% to approximately $4.4 million for the nine months ended June 30, 1997 from approximately $3.9 million for the nine months ended June 30, 1996. This increase of approximately $500,000 was due to the hiring of additional support staff in the services unit to meet client needs. Costs of revenue for the Company's products decreased to 30.9% as a percentage of product revenue for the nine months ended June 30, 1997 from 34.7% of product revenue for the nine months ended June 30, 1996, due to a shift toward the sale of more profitable products. Costs of revenue for the Company's services decreased to 58.4% as a percentage of services revenue for the nine months ended June 30, 1997 from 60.3% of services revenue for the nine months ended June 30, 1996, due to an increase in the level of services revenue.

     Selling expenses for the nine months ended June 30, 1997 increased 3.5% to approximately $3.1 million from approximately $3.0 million during the nine months ended June 30, 1996 due to increased commissions on foreign sales. General and administrative expenses include all expenses other than selling and research and development expenses not directly chargeable to a specific product or service. General and administrative expenses for the nine months ended June 30, 1997 increased 15.6% to approximately $1.2 million from approximately $1.0 million during the nine months ended June 30, 1996 as a result of increased real estate taxes incurred in connection with the Company's purchase and construction of additional facilities.

     The loss from other income (expense), net, increased in the nine months ended June 30, 1997 from the nine months ended June 30, 1996 primarily as a result of a reduction in interest income due to a reduction in cash and cash equivalents resulting from the redemption of Redeemable Preferred Shares owned by Middlewest Ventures II, L.P. and Primus Capital Fund II, L.P.(collectively, the "Venture Funds") in accordance with their terms.

     The Company's effective tax rate for the first nine months of 1997 is estimated to be 42% as compared to 41% for the first nine months of 1996.

     Year ended September 30, 1996 Compared with Year ended September 30, 1995

     Total revenue for the year ended September 30, 1996 increased 3.6% to approximately $12.8 million from approximately $12.4 million in the year ended September 30, 1995. The net increase of approximately $400,000 related to increased revenue from services, which increased to approximately $3.7 million in the year ended September 30, 1996 from approximately $2.7 million in the year ended September 30, 1995 as a result of the expansion of types and volume of services provided by the Company. During this same period, product revenue decreased to approximately $9.1 million for the year ended September 30, 1996 from approximately $9.6 million for the year ended September 30, 1995 primarily as a result of increased industry competition in the liquid chromatography market.

     Costs of revenue increased 1.6% to approximately $5.4 million for the year ended September 30, 1996 from approximately $5.3 million for the year ended September 30, 1995. This increase of approximately $100,000 was due to the hiring of additional support staff in the services unit. Costs of revenue for the Company's products decreased to 35.4% as a percentage of product revenue for the year ended September 30, 1996 from 35.8% of product revenue for the year ended September 30, 1995, due to a change in product mix. Costs of revenue for the Company's services decreased to approximately 58.2% as a percentage of service revenue for the year ended September 30, 1996 from approximately 67.3% of services revenue for the year ended September 30, 1995 due to an increase in the level of services revenue.

     Research and development expenses for the year ended September 30, 1996 increased 26.7% to $1.4 million from approximately $1.1 million for the year ended September 30, 1995 due to the development of the in vitro product line. General and administrative expenses for the year ended September 30, 1996 increased 11.6% to approximately $1.4 million from approximately $1.2 million for the year ended September 30, 1995, primarily as a result of increased property taxes incurred in connection with the Company's purchase and construction of additional facilities.

     Other income (expense), net, decreased to approximately $(18,000) in the year ended September 30, 1996 from approximately $111,000 in the year ended September 30, 1995 as a result of a reduction in interest income due to a reduction in cash and cash equivalents resulting from the redemption of Redeemable Preferred Shares owned by the Venture Funds in accordance with their terms.

     The Company's effective tax rate for 1996 was 41.4% as compared to 38.5% for fiscal 1995. This increase was due, in part, to operating losses from operations in the United Kingdom for which there is no corresponding income tax deduction and to increased state income taxes.

     Year ended September 30, 1995 Compared with Year ended September 30, 1994

     Total revenue for the year ended September 30, 1995 increased 15.4% to approximately $12.4 million from approximately $10.7 million in the year ended September 30, 1994. Of this $1.7 million increase, approximately $900,000 was attributable to increased revenue from the services unit as a result of the expansion of types and volume of services provided by the Company and approximately $800,000 related to increased product sales resulting from increased sales of electrochemical products, primarily in the Far East.

     Costs of revenue increased 18.5% to approximately $5.3 million for the year ended September 30, 1995 from approximately $4.5 million for the year ended September 30, 1994. This increase of approximately $800,000 was due to the hiring of additional support staff in the services unit in anticipation of new business in future periods. Costs of revenue for the Company's products decreased to 35.8% as a percentage of product revenue for the year ended September 30, 1995 from 38.4% of product revenue for the year ended September 30, 1994, due to a change in product mix. Costs of revenue for the Company's services increased to 67.3% as a percentage of services revenue for the year ended September 30, 1995 from 57.8% of services revenue for the year ended September 30, 1994 due to the addition of support staff in the services unit to meet client needs.

     Selling expenses for the year ended September 30, 1995 increased 11.6% to approximately $3.9 million from approximately $3.5 million for the year ended September 30, 1994, due primarily to increased commissions on foreign sales. General and administrative expenses for the year ended September 30, 1995 increased 24.2% to approximately $1.2 million from approximately $984,000 during the year ended September 30, 1994 as a result of operations in the United Kingdom.

     Other income (expense), net, decreased to approximately $111,000 for the year ended September 30, 1995 from approximately $192,000 for the year ended September 30, 1994 in part due to a decrease in interest income.

     The Company's effective tax rate for 1995 was 38.5% as compared to 31.6% for 1994. This increase was due, in part, to operating losses from its operations in the United Kingdom for which there is no corresponding income tax deduction.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company's principal sources of cash have been cash flow generated from operations and funds received from venture capital investments, the most recent of which was a $2.0 million financing completed in March 1991. At June 30, 1997, the Company had cash and cash equivalents of approximately $240,000, compared to cash and cash equivalents of approximately $600,000 at September 30, 1996 and approximately $1.8 million as of September 30, 1995. The decrease in cash resulted primarily from increased capital expenditures made to expand the Company's facilities and operations. The expansion was partially financed by cash provided by operating activities, and a $5.0 million credit facility.

     The Company's net cash provided by operating activities was approximately $367,000 for the nine months ended June 30, 1997. Cash used in operations during the nine months ended June 30, 1997 consisted of net income of approximately $671,000 plus non-cash charges of approximately $851,000 partially offset by a net increase of approximately $1.2 million in operating assets and liabilities. The most significant increase in operating assets related to trade accounts receivable, which increased to approximately $2.2 million at June 30, 1997 from approximately $1.6 million at September 30, 1996, due primarily to sales growth.

     Cash used by investing activities increased to approximately $2.6 million for the nine months ended June 30, 1997 from approximately $560,000 for the nine months ended June 30, 1996, primarily as a result of the Company's purchase and construction of additional facilities. Cash provided by financing activities for the first nine months of fiscal 1997 was approximately $1.9 million due to an increase in the Company's long term debt and offset by the redemption of Redeemable Preferred Shares in accordance with their terms.

     The Company's net cash provided by operating activities was approximately $301,000 for the year ended September 30, 1996, resulting from approximately $400,000 of net income and reduced by a net increase in operating assets and liabilities which was partially offset by non-cash charges. Trade accounts receivable remained relatively constant at approximately $1.6 million at September 30, 1996 as compared to September 30, 1995.

     Cash used by investing activities increased to approximately $3.2 million for fiscal 1996 from approximately $1.3 million for fiscal 1995, primarily as a result of the Company's purchase and construction of additional facilities. Cash provided by financing activities for fiscal 1996 was approximately $1.7 million due to an increase in the Company's long term debt incurred for the facilities expansion and offset by the redemption of Redeemable Preferred Shares in accordance with their terms.

     Total expenditures by the Company for property and equipment were approximately $458,000, $1.3 million $3.2 million and $2.6 million in fiscal 1994, 1995, 1996 and for the nine months ended June 30, 1997, respectively. Expenditures made in connection with the expansion of the Company's operating facilities and purchases of laboratory equipment account for the largest portions of these expenditures. Total capital expenditures in fiscal 1997 are expected to be approximately $4.0 million, and the Company anticipates increased levels of capital expenditures in fiscal 1998 and fiscal 1999. The increased capital investments relate to the completion of the renovation and construction of the additional facilities and the purchase of additional laboratory equipment corresponding to anticipated increases in research services to be provided by the Company. The Company also expects to make other investments to expand its operations, through internal growth and strategic acquisitions, alliances and joint ventures. However, the Company currently has no firm commitments for capital expenditures other than in connection with the expansion of the Company's facilities.

     The Company believes that cash generated from its operations, amounts available under its existing bank lines of credit and credit facility and the net proceeds from this offering will be sufficient to fund the Company's working capital and capital expenditure requirements for the foreseeable future.

     The Company has a bank line of credit agreement which expires March 1, 1998 and allows borrowings of the lesser of 50.0% of inventories plus 80.0% of qualified accounts receivable or $2.2 million. Interest is charged at the prime rate plus .25% (8.50% at June 30, 1997). At September 30, 1996, the collateral base for this line of credit resulted in borrowing availability of approximately $2.0 million all of which was unused at September 30, 1996. At June 30, 1997, $300,000 was outstanding on this line. The line is collateralized by inventories and accounts receivable. The Company has a second line of credit agreement with the same bank for capital expenditures which expires March 1, 1998 and allows borrowings of the lesser 80% of capital expenditures or $1,000,000. Interest is charged at the prime rate plus .25% (8.50% at June 30, 1997). At June 30, 1997, this line was unused. The line is collateralized by fixed assets, inventories and accounts receivable. The Company has entered into negotiations with the bank to increase the amounts available under these lines of credit and extend the expiration dates upon completion of the sale of the Shares offered hereby, although there can be no assurance that such negotiations will be successful.

     During 1996, the Company entered into a credit facility for up to $5.0 million for the purchase and renovation of an adjacent building. At maturity of this facility on January 31, 1998, the loan may be converted to a five year term loan based upon a 20 year amortization funding on a conventional commercial mortgage basis or with fixed principal payments plus interest. Interest is charged at the prime rate plus .25% (8.50% at June 30, 1997). This credit facility is collateralized by substantially all of the Company's property and equipment. The agreement contains certain covenants which, among other things, require the Company to maintain minimum levels of tangible net worth and debt service coverage. At August 31, 1997, approximately $4.6 million was outstanding on this line of credit.

INFLATION

     To date, the Company believes that the effects of inflation have not had a material adverse effect on its business, operations or financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

     In July, 1997, the Financial Accounting Standards Board (the "FASB") issued Statement No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Under SFAS 131, the Company will report financial and descriptive information about its operating segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company plans to adopt SFAS 131 on October 1, 1998. The Company has not yet evaluated the impact of adoption of SFAS 131.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company plans to adopt SFAS 130 on October 1, 1998. The Company has not yet evaluated the impact of SFAS 130.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which replaces the presentation of primary earnings per share ("EPS") with basic EPS and replaces fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the components of the basic EPS computation to the components of the diluted EPS computation. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier adoption is not permitted. Upon adoption, all prior-period EPS data presented will be restated. The Company does not anticipate the adoption of SFAS No. 128 to have a significant effect on EPS.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Companies are required to adopt the provisions of this Statement for fiscal years beginning after December 15, 1995. The Company has not yet adopted the new rules and, upon adoption next year, presently intends to continue to measure compensation cost using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                                    BUSINESS

COMPANY OVERVIEW

     The Company is a leading contract research organization providing research and development resources to the worldwide pharmaceutical, medical device and biotechnology industries. The Company offers an efficient, variable-cost alternative to its clients' internal product development, compliance and quality control programs. Founded in 1974, the Company initially focused primarily on providing new products and procedures which facilitated research progress at client sites. Recently, as a result of increasing pressures to bring products to market on a cost-effective and accelerated basis, many clients have requested the Company to carry out proprietary projects at the Company's facilities. As a result, the Company now derives its revenues from both the sale of its analytical instruments and other products as well as research services provided to customers. The Company provides a broad array of both value-added products and services focused on chemical analysis, allowing its clients to perform their R&D functions either "in-house" or at the Company. The Company believes that among CRO's that provide statistical, clinical, and medical services, the Company is the only one that designs and sells analytical instrumentation. Within the analytical instruments business, the Company believes that it is one of very few firms to maintain a separate business unit devoted to contract analytical services under the regulatory framework of GLP's and GMP's.

     The Company's products and services combine basic research with diagnostic and therapeutic experience. One consequence of the restructuring of the healthcare industry is the greater reliance on outsourcing research services for both clinical trials and formulation development. The Company is capable of supporting the analytical needs of researchers and clinicians, from small molecule drugs and hormones through large biomolecules such as proteins. The Company's scientists have the skills necessary in instrumentation, chemical reagents and computer software to make the products and services it provides increasingly valuable to the worldwide pharmaceutical, biotechnological and medical device industries.

     Over the past five years, the Company has provided its products and/or services to all of the top 25 pharmaceutical companies in the world, as ranked by 1996 research and development spending. As a result of its (i) client focus,
(ii) reputation for high-quality services and products, (iii) capital investment in state-of-the art instrumentation and facilities, (iv) skilled and experienced professional staff, and (v) expertise in performing critical development and support services, the Company believes that it is a value-added partner in solving its clients' complex product development problems.

     The Company designs, manufactures and markets a broad range of products and related scientific procedures that detect and quantify the presence of chemicals in certain substances. On the products side, the Company competes in the $11 billion analytical instrument industry. The Company's focus, however, is not on marketing hardware and software, but rather on solutions to challenging analytical problems where the Company can utilize its talented personnel to provide a total solution not generally available from hardware-focused competitors. The Company's products utilize state-of-the-art scientific technology, including liquid chromatography, electrochemistry and in vivo sampling instrumentation. The Company's analytical instruments are sold primarily to pharmaceutical firms and research organizations. Principal clients include scientists engaged in drug metabolism studies, as well as scientists engaged in basic neuroscience research.

     The Company provides a wide variety of services to pharmaceutical companies, medical device manufacturers, medical research centers, academic institutions and others. These analytical services support screening and pharmacological testing, toxicology/safety testing, formulation development, laboratory testing, regulatory and compliance consulting and quality control testing. The Company began providing services primarily in response to requests from customers who had used or were using the Company's products. To reduce overhead and speed drug approval requests through the FDA, pharmaceutical companies are contracting increasing amounts of their analytical work to outside firms like the Company. The Pharmaceutical Research and Manufacturing Association estimates that in 1997, pharmaceutical and biotechnology companies will spend approximately $18.9 billion worldwide on research and development, of which approximately 18%, or $3.4 billion, will be outsourced to independent contract service providers. The Company believes that the trend of outsourcing will continue as a result of drug development pressures, the emphasis on cost containment, patent expirations, consolidation in the pharmaceutical industry, virtual drug company and biotechnology industry growth, the need for technical expertise, the need for data management expertise and the globalization of the pharmaceutical marketplace.

CHANGING NATURE OF PHARMACEUTICAL INDUSTRY

     The Company provides products and services on a world wide basis to pharmaceutical, medical device and biotechnology companies, academic institutions and the United States government to facilitate the research and development of drugs and medical devices. The Company's products are marketed generally to both public and private research organizations engaged in the early stages of drug development, while the Company's services are marketed generally to pharmaceutical and other biotechnical companies engaged in later stages of drug testing. The Company competes against several large equipment manufacturers with respect to its products, while the research services industry is highly fragmented consisting of several hundred service providers operating in various segments of the market and a few larger companies focusing primarily on managing clinical trials. While the markets for the Company's products and services have distinct customers (often simply separate divisions in a large pharmaceutical company) and requirements, the Company believes that both markets are facing increased pressure to outsource certain facets of their research and development activities. The Company believes that the factors identified below will contribute to a continuing increase in outsourcing activities by its customers.

     Drug Development Pressure

     The pharmaceutical industry is under pressure to rapidly develop new drugs to treat chronic illnesses and life threatening conditions such as AIDS and Alzheimer's disease as consumers, doctors, health care providers and pharmaceutical company shareholders continue to demand quicker and more efficient drug development. Responding to this pressure, pharmaceutical companies are attempting to accelerate the drug development process, including reliance to an increasing extent on external providers of research and development services to perform testing and analysis in all phases of the process.

     Emphasis on Cost Containment

     Pharmaceutical companies are facing increasing pressure to develop more efficient operating strategies as a result of margin pressure from market forces, including (i) a shift toward managed care, (ii) patent expirations,
(iii) generic substitution, (iv) increased purchasing power of large buyer groups and (v) governmental initiatives designed to reduce drug prices. The Company believes that the pharmaceutical and medical device industries are responding to these pressures by downsizing internal research and development programs, favoring outsourcing as a variable-cost alternative. Further, the need for additional capacity to increase the speed of new product development, to maximize the period of marketing exclusivity and to increase economic returns, has driven the need for outsourced services.

     Patent Expirations

     Patents on all major pharmaceuticals continue to age and expire. According to the Pharmaceutical Research and Marketing Association, since 1984 prescriptions for generic drugs have risen from 20% to 43% of all prescriptions written. Moving generic drugs onto the market faster can result in an estimated 2 to 5 year reduction in effective patent protection for brand name drugs. Patent expirations are forcing drug companies to develop new products or modify existing products to maintain market share against generic product competition. The Company believes that the pressure to develop new products and modify (reformulate) existing products, combined with internal capacity constraints, is leading companies to outsource these activities.

     Consolidation in the Pharmaceutical Industry

     The pharmaceutical industry is increasingly consolidating as drug development companies continue to pursue new avenues of growth and more efficient ways of conducting business. As companies seek to combine varied personnel, resources and activities, the Company believes that they will increasingly focus on ways to reduce costs and streamline operations, leading to the greater use of companies providing contract research services.

     Biotechnology Industry and "Virtual" Drug Company Growth

     The biotechnology industry has grown rapidly over the last 10 years and has introduced a significant number of new compounds for development. As a result, many biotechnology companies do not have the necessary in-house resources to conduct required development and testing. Furthermore, the number of pharmaceutical and medical device companies whose business strategy is to bring a product far enough along to attract a strategic partner that will manufacture and market a drug has increased. Many of these "virtual" drug development companies, having little or no internal development or support resources, must outsource a substantial portion of drug development and testing.

     Need for Technical Expertise

     The increasing complexity of new drugs requires high quality, innovative, solution-driven contract work through all phases of the development process from preclinical toxicology and pharmacokinetics through reformulation pharmacokinetic studies and post-market clinical drug monitoring. The Company believes that this need for specialized technical expertise will increasingly lead to outsourcing of research activities.

     Need for Data Management Expertise

     Regulatory agencies are increasing the volume of data required for regulatory filings, as well as requesting increased access to these data. Furthermore, the FDA is encouraging the use of computer-assisted filings in an effort to expedite the approval process; consequently, drug companies are increasingly outsourcing to firms with automated data management capabilities. Clients also are demanding access to data as it is acquired in the laboratory; and the Company has the ability to provide clients with remote access to Company computer systems while at the same time protecting client data from unauthorized access.

     Globalization of the Marketplace

     Foreign pharmaceutical companies, particularly in Japan and Europe, are increasingly seeking to obtain approval to market their products in the United States. Due to a lack of familiarity with the complex United States regulatory system and the difficulty in bringing their operating facilities into FDA-required GMP compliance, foreign firms are relying on independent development companies with experience in the United States to provide integrated services through all phases of product development and to assist in preparing regulatory submissions. The Company believes that domestic firms with established regulatory expertise and a broad range of integrated development services will benefit from this trend.

GROWTH STRATEGY

     The Company's objective is to be the leading provider of high-quality analytical chemistry and support services to the worldwide pharmaceutical, medical device and biotechnology industries. The Company intends to leverage its personnel, facilities, technological expertise and information systems to facilitate growth and differentiate itself from its competitors. The Company has adopted a business strategy intended to accelerate growth and profitability, which consists of the following elements:

     Increase Technical Staff to Expand Sales

     The Company believes its investment in infrastructure and technical expertise has positioned it to significantly expand the level of services it provides to current and future clients. The Company is currently turning away opportunities to provide services because of technical personnel and capacity constraints. The Company intends to hire additional scientific personnel, allowing it to take advantage of the recent expansion of the Company's facilities and substantially increased laboratory space. The additional personnel will allow the Company to further provide services to current and future clients.

     Implement Comprehensive Marketing and Sales Program

     Due to the recent growth of the CRO industry and the highly fragmented nature of the competition, the Company believes it has been difficult for many CRO's to achieve a high profile corporate identity within the marketplace. The Company's marketing strategy is to continue to build upon its reputation as a provider of high quality products and services. The Company has developed a marketing plan designed to substantially increase awareness of the products offered and services provided by the Company. The plan includes: (i) increasing the number of sales and marketing personnel, (ii) expanding the level of advertising and promotion, (iii) expanding strategic development relationships with key clients, (iv) expanding global market presence through distributors and locally focused promotion, and (v) surveying existing and potential clients to further assess needs and buying practices. The Company also intends to expand its technical services staff given that in the normal course of business of responding to client inquiries regarding the Company's products and services they have identified additional business opportunities in the services sector.

     Broaden Range of Services Provided

     The Company intends to expand its development capabilities by adding services that are complimentary to its product development and support services. In addition to offering a broad range of integrated, value-added services that span the product life cycle from new compound characterizations to market product compliance and quality control testing, the Company plans to: (i) provide integrated formulations development services, (ii) refine current in vitro sampling methodologies, and (iii) broaden the range of services provided in connection with clinical trials. Increasing the array of services offered to clients is intended to enhance the Company's reputation for providing a turnkey approach to accurately and quickly meet product development challenges.

     Expand Geographically

     The Company intends to supplement its internal growth through the opening of offices in strategic locations. The Company believes that these offices will be valuable in developing and maintaining important client relationships. The Company believes that establishing a presence in certain domestic and international markets will enable it to more effectively compete for services from worldwide pharmaceutical, medical device and biotechnology customers that require a rapid turnaround. The Company intends to add facilities on the West Coast, as well as in targeted international markets. Adding facilities outside the United States will allow the Company to provide analytical services nearer to clinical sites and major pharmaceutical research centers located in international markets, without certain regulatory restrictions applicable to delivery and testing of substances in the United States. Geographic expansion may be accomplished by internal growth, acquisitions or joint ventures.

     Identify and Effect Key Acquisitions

     The Company believes that significant acquisition opportunities exist in the CRO industry due to its highly fragmented nature. The Company intends to focus on acquisitions of businesses that would expand its geographic presence, add to its clinical expertise in sectors in which it has significant experience and broaden its range of services. As part of its business strategy and in a continuing effort to enhance its capabilities to serve the global needs of its clients, the Company is looking at strategic acquisitions on an ongoing basis. In addition to considering the business of the candidate, the Company evaluates the ease with which an acquisition candidate may be integrated into the Company's organizational structure.

OPERATING STRATEGIES

     The Company's operating strategies are derived from a strong base of expertise in analytical chemistry, obtained from not only its role as a manufacturer of state of the art instrumentation but also as a provider of contract laboratory services. This dual role strongly differentiates the Company from its competitors. The Company believes that among CRO's that provide statistical, clinical, and medical services, the Company is the only one that designs and sells analytical instrumentation. Within the analytical instruments business, the

Company believes it is one of very few firms to maintain a separate business unit devoted to contract analytical services under the regulatory framework of GLP's and GMP's. The Company's operating strategies consist of the following elements:

     Continue to Focus on Analytical Chemistry

     The Company will remain focused on selling products and services related to analytical chemistry. The Company believes that this area has not been emphasized by many of the larger CRO's and that they presently do not have the personnel or the scientific expertise to be successful in this field. The Company has developed and will continue to develop methodologies capable of measuring new drug substances. The Company believes that its capabilities to make highly technical measurements in blood plasma, tissue or dosage forms, for example, represents a significant competitive advantage.

     Leverage the Synergy between Products and Services

     The Company will continue to provide analytical chemistry solutions by selling innovative products and services. Each of these business units complements and enhances the other. For example, the Company has received certain contract service work due to the Company's expertise in selling and supporting liquid chromatography products. Conversely, the timely completion of a contracted study in the services unit has subsequently led to purchase orders from the same clients for the Company's products.

     Further Emphasize High-End Assays

     The Company will continue to focus on performing sophisticated analytical techniques, distinguishing the Company from entities performing commodity-like services. Clients with a need for specialized, sophisticated, instrumental techniques with extremely high sensitivity seek out highly qualified CRO's such as the Company in order to maximize their likelihood of success. Many of the newer compounds being developed are pharmacologically active at much lower concentrations than before and require more sophisticated analytical techniques. Due to the expertise of the Company's staff, and the sophisticated instrumentation which it employs in its services contracts, the Company will continue to take advantage of these high-end opportunities.

     Continue to Invest in State of the Art Instrumentation

     The Company has historically and will continue to invest in technologies and products that are needed to support its customers' analytical chemistry needs. The Company's stature in the contract services business and its ability to distinguish itself from its competitors will be enhanced by (i) providing more capacity through purchasing automated sample analysis systems (robotics),
(ii) increasing the number of LC/MS and GC/MS systems, (iii) increasing the on-site storage space for stability samples, and (iv) adding other instrument-based techniques.

     Enhance Client Relationships

     The Company prides itself on its strong relationships with its clients. The Company believes that its continuous communication with clients both on the product support side and throughout the testing process has been critical to its success. The Company believes many clients view the Company's staff as a virtual extension of their own department.

     Emphasize the "Annuity Effect"

     The Company will continue its close working relationships with large innovator pharmaceutical companies by developing analytical methods for new drug candidates as early as possible in the drug development process. Upon acceptance of the new method by the client, the Company becomes the preferred provider of the testing services and can leverage its development expenses over the analyses of thousands of specimens generated from dozens of clinical trials and stability testing protocols. The Company thereby generates a continuing revenue stream extending over not only the drug development process but also over the post-approval phase, where demand for testing services can actually increase as reformulations occur and as other clients use the Company's method for drug interaction studies.

THE COMPANY'S ROLE IN THE DRUG DEVELOPMENT PROCESS

     Overview of Process

     The Company has 23 years of experience in developing methodology to support the analytical chemistry requirements of the drug discovery process. Under the United States regulatory system, the development process for new pharmaceutical products can be divided into three distinct phases. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug ("IND") exemption for submission to the FDA. The IND must be accepted by the FDA before the drug can be tested in humans. The second, or clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA's GMP regulations. Data from these activities are compiled in a New Drug Application ("NDA"), or for biotechnology products, a Product License Application ("PLA"), for submission to the FDA requesting approval to market the drug. The third phase follows FDA approval of the NDA, or PLA, and involves the production and continued analytical and clinical monitoring of the drug. The post-approval phase also involves the development and regulatory approval of product modifications and line extensions, including improved dosage forms.

     The drug development process may be illustrated schematically as set forth below. Although the schematic is organized in a linear fashion, many of the stages of the process frequently overlap.

                                   FLOW CHART

    -------------      --------------      ------------------      --------------
   |             |    |  UNDERLYING  |    |      DRUG        |    |   IN VITRO   |
   |   GENETIC   |    | BIOCHEMISTRY |    |    DISCOVERY     |    |  AND IN VIVO |
   | INFORMATION |--->|  OF DISEASE  |--->|(LEAD GENERATION) |--->|  PRECLINICAL |-----------
   |             |    |              |    |                  |    |   RESEARCH   |           |
    -------------      --------------      ------------------      --------------            |
---------------------------------------------------------------------------------------------
|   -------------      --------------      -------------------      -------------
|  |             |IND |              |    |      REFINED      |    |             |NDA
|  | PRELIMINARY |    |   PHASE I    |    |    FORMULATION    |    |   PHASE II  |
|  |FORMULATIONS |    |   TRIALS     |    |        AND        |    |    AND III  |
-->| DEVELOPMENT |--->|(FIRST IN MAN)|--->|   MANUFACTURING   |--->|    TRIALS   |-----------
   |             |    |              |    |(STABILITY TESTING)|    |             |           |
    -------------      --------------      -------------------      -------------            |
---------------------------------------------------------------------------------------------
|   --------      -------------------      -------------------      ------------------
|  |        |    |                   |    |       LINE        |    |     GENERIC      |
|  |  FDA   |    |   MARKETING       |    |    EXTENSIONS     |    |   COMPETITION    |
-->|APPROVAL|--->| (QUALITY CONTROL) |--->| (NEW INDICATIONS) |--->| (BIO-EQUIVALENCE)|
    --------      -------------------      -------------------      ------------------

           --------
          |        |
          |        |   Areas where the Company's products and services currently apply
           --------

           --------
          |        |
          |        |  Areas where the Company's technology is being explored
           --------



     Process Specifics and the Company's Role

     The Preclinical Phase. The development of a new pharmaceutical agent begins with the discovery or synthesis of an array of new molecules which may influence a specific target such as a membrane bound receptor or an enzyme involved in the disease under study. These libraries of molecules are screened for pharmacological activity using various in vitro and in vivo models, with the goal of selecting relatively few "leads" for further development. Once the pharmacologically active molecule is fully characterized, the agent is analyzed to confirm the integrity and quality of material produced. Development of the initial dosage forms to be used in clinical trials is completed, together with analytical chemistry protocols to determine their stability. Upon successful completion of preclinical safety and efficacy studies in animals, an IND submission is prepared and provided to the FDA for review prior to human clinical trials.

     Most of the Company's products are designed for use in the preclinical phase of drug development, and the Company also provides its bioanalytical services in this phase. A good example of the role of the Company's products in the preclinical phase is the utilization of Company technology in the development of drug substances impacting the central nervous system neurotransmitters, including serotonin, dopamine, norepinephrine, and acetylcholine. These drugs are used in the treatment of such conditions as depression, Parkinson's disease, schizophrenia and Alzheimer's disease. The Company's chromatography products have been used extensively, for example, to study the influence of reuptake inhibitors on serotonin uptake and release in CNS programs at universities and a major pharmaceutical company well before 1985. The Company believes that the synergy between the Company's instrumentation products and services has been a factor in the Company being selected by major pharmaceutical companies to determine new drug candidates in thousands of Phase I-III clinical specimens.

     The Clinical Phase. Following successful submission of an IND application, the sponsor is permitted to conduct Phase I human clinical trials in a limited number of healthy individuals to determine the drug's safety and tolerability. This work requires bioanalytical assays to determine the availability and metabolism of the active ingredient following administration. Expertise in method development and validation is essential for this phase, particularly with new chemical entities. Phase II clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug's potential effectiveness and ideal dose. When further safety (toxicology), tolerability and an ideal dosing regimen have been established, Phase III clinical trials involving large numbers of patients are conducted to verify efficacy and safety. After the successful completion of Phase III clinical trials, the sponsor of the new drug submits an NDA, or PLA, to the FDA requesting that the product be approved for marketing.

     The Company's bioanalytical work is most intensive per individual in Phase I studies where relatively few individuals are dosed. In Phase II and III the number of individuals treated accelerates rapidly, but the number of blood samples drawn per patient declines. Phase II and III studies are carried out over several years with what has become a well established analytical protocol. To maintain consistency in the analytical data, it is unusual for a sponsor to change laboratories unless there are problems in the quality or timely delivery of results. This tendency provides the "annuity effect" described previously.

     One area of special interest to the Company is drug interaction studies. With increasing numbers of patients receiving multiple drug therapy, it is critical that the impact of each drug be assessed with respect to its influence on the effectiveness and toxicology of other drugs dosed simultaneously. This complicates and often extends clinical trials. Frequently, drugs from different manufacturers will be used together. A CRO such as the Company can provide services to several firms simultaneously when a potential synergy exists between their respective products. Such firms are often competitors in one therapeutic area and complementors in another area (e.g. the "cocktail" approach to HIV therapy). In such a case, a given assay technology might well be of interest to a number of clients, spreading the assay development cost. More importantly, drug interaction studies lead to new clients in a much more cost effective manner than advertising or an outside sales force.

     The Post-approval Phase. Following approval, the drug manufacturer must comply with quality assurance and quality control requirements throughout production and must continue chemical analytical and stability studies of the drug in commercial production to continue to validate production processes and confirm product shelf life. The drug manufacturer's raw materials must be analyzed prior to use in production, and samples from each manufactured batch must be tested prior to release of the batch for distribution to the public. The Company also provides its bioanalytical services in all areas during the post-approval phase, concentrating on bioequivalence studies of new formulations, line extensions, new disease indications and drug interaction studies.

COMPANY PRODUCTS AND SERVICES

     Overview

     The Company's products and services may be illustrated schematically as set forth below.


[A FLOW CHART SCHEMATIC OF THE COMPANY'S SERVICES AND PRODUCTS, INDICATING THE
   TECHNOLOGY INVOLVED IN THE SERVICES AND PRODUCTS WILL BE INSERTED HERE.]

     The Company provides products and procedures for the $11 billion analytical instrument industry, and also provides a broad array of bioanalytical services in all phases of the drug development process. Over its 23 year history, the Company has developed expertise in a number of core scientific technologies which it has utilized in developing state-of-the-art procedures designed to determine amounts of chemical substances in complex materials. These technologies include: liquid chromatography, electrochemistry, solid phase extraction, mass spectrometry, enzymology and fluorescence. The Company also uses its expertise in analytical chemistry to provide a wide range of bioanalytical services to pharmaceutical companies, academic institutions and others involved in pharmaceutical research and development.

     Products

     The Company designs, manufactures and markets a broad range of products and related scientific procedures that detect and quantify the presence of chemicals in certain substances. The Company's products utilize state-of-the-art scientific technology including liquid chromatography, electrochemistry and in vivo sampling instrumentation. Presently, the Company's products and procedures include:

     - Bioanalytical separation instrumentation that utilizes liquid chromatography and Windows(R) software to detect low concentrations of substances in biological fluids and tissues.

     - A wide-range of chemical analyzers that utilize scientific technologies including electrochemistry, liquid chromatography and enzymology to analyze levels of chemicals such as acetylcholine, choline, serotonin and dopamine in biological materials. These instruments assist scientists in the study of, among other things, Alzheimer's disease, cocaine addiction and the effects of chemical warfare agents and strokes.

     - Diagnostic kits and procedures, designed to utilize the Company's instrumentation, that, among other things, enable clinical laboratories and pharmaceutical researchers to determine the presence of multiple drugs in blood plasma and to measure neurotransmitters and their metabolites in plasma and urine. These kits and procedures assist researchers in developing new drugs for diseases such as AIDS and cardiovascular disease.

     - A line of miniaturized in vivo sampling devices, marketed to veterinary and animal research centers, pharmaceutical companies and medical research centers, which assist in the study of a number of medical conditions, including stroke, depression, Parkinson's disease, diabetes and osteoporosis.

     The chart below sets forth the Company's product categories, the technology supporting each category and the applications of each category.

--------------------------------------------------------------------------------------------------------
PRODUCT/PROCEDURE                   ENABLING TECHNOLOGY                 APPLICATION(S)
--------------------------------------------------------------------------------------------------------
Bioanalytical Separation            - Liquid chromatography             Determining low concentrations
  Instrumentation                   - High pressure digitally           of substances in biological
                                    controlled                          fluids and tissues
                                        metering pumps
                                    - Electrochemical and optical
                                        detectors
                                    - Customized Windows(R) software
                                    - Customized Internet
                                    applications
--------------------------------------------------------------------------------------------------------
Electrochemical Analyzers and       - Electrochemistry                  Development of biosensors for
  Accessories                       - Real time control and data        substances, such as glucose,
                                        acquisition software            lactate, glutamate; development
                                    - Customized Windows(R) software    of batteries for electronics
                                    - Customized Internet               such as pacemakers; study of
                                    applications                        corrosion of implants
--------------------------------------------------------------------------------------------------------
Acetylcholine/Choline Analyzer      - Liquid chromatography             Studies of Alzheimer's disease;
                                    - Enzymology                        chemical warfare agents; and
                                    - Electrochemistry                  infant formula
--------------------------------------------------------------------------------------------------------
Serotonin and Dopamine Analyzer     - Liquid chromatography             Developing serotonin reuptake
                                    - Electrochemistry                  inhibitors; studies of the
                                                                        mechanism of cocaine addiction
--------------------------------------------------------------------------------------------------------
Amino Acid Analyzer                 - Derivatization chemistry          Studies of aspartame, glutamate,
                                    - Liquid chromatography             and GABA in the brain; research
                                    - Electrochemistry and/or           to minimize the impact of stroke
                                    - Fluorescence                      and other ischemic events in the
                                                                        brain
--------------------------------------------------------------------------------------------------------
In vivo sampling devices            - Hydrophilic membrane fibers       Following pharmacokinetics in
  ("artificial blood vessels")      - Digitally controlled pumping      vivo; monitoring glucose;
  and auxiliary instrumentation         systems, miniature fraction     neurotransmitters, peptides, and
                                        collectors, and valves          amino acids; studies of stroke,
                                                                        depression, Parkinson's Disease,
                                                                        diabetes and calcium loss
                                                                        related to osteoporosis and
                                                                        weightlessness; reducing the use
                                                                        of animals in research
--------------------------------------------------------------------------------------------------------
Kits for clinical measurement of    - Robotics                          Evaluating cardiovascular
  neurotransmitters and             - Liquid chromatography             disease, inborn errors of
  homocysteine in human blood       - Electrochemistry                  metabolism, and cancers of
  and urine                         - Customized Windows(R) software    neurological origin
--------------------------------------------------------------------------------------------------------
Simultaneous determination of       - Robotics                          Cocktail therapy for AIDS; drug
  multiple drugs in blood plasma    - Solid phase extraction            interaction studies during
                                    - Liquid chromatography             clinical trials
                                    - Mass spectrometry
--------------------------------------------------------------------------------------------------------
Vital signs monitoring              - Electrocardiology (ECG)           ECG, respiration, blood
                                    - Temperature transducers           pressure, and temperature
                                    - Real time software                monitoring in veterinary clinics
                                                                        and toxicology departments in
                                                                        pharmaceutical companies
--------------------------------------------------------------------------------------------------------

     Services

     The Company provides a wide variety of services to pharmaceutical companies, medical device manufacturers, medical and research centers, academic institutions, and others. The Company's services unit has grown rapidly over the last several years. The Company began providing services primarily in response to requests from customers who had used or were using the Company's products. As the Company's reputation has grown, the Company's customers increasingly have drawn on the Company's expertise in analytical chemistry to solve complex problems which arise in the course of drug research and development. The Company's range of services now include: method development and validation; product characterization; stability testing; bioanalytical testing; diagnostic testing and in vivo sampling. The Company is poised to utilize its expertise to provide a greater volume and broader array of services. These services involve the application of the Company's expertise in analytical chemistry to a broad range of challenging and complex issues, and include the services described below.

     - Method Development and Validation. The Company develops and validates methods used in a broad range of laboratory testing necessary to determine physical or chemical characteristics of compounds and finished dosage forms. Analytical methods are developed to demonstrate potency, purity, stability or physical attributes. These methods are validated to ensure that the data generated are accurate, precise, reproducible and reliable and are used throughout the drug development process and in product support testing. Of the Company's 155 employees as of September 30, 1997, more than 30 of the Company's scientists (including nine who hold Ph.D. degrees) are experienced with method development and validation.

     - Product Characterization. The Company has the expertise and instruments required to identify and characterize a broad range of chemical entities. Characterization analysis identifies the chemical composition, structure and physical properties of a compound, and characterization data forms a significant portion of a regulatory application. The Company uses numerous techniques to characterize the compound, including chromatography, spectroscopy, electrochemistry and other physical chemistry techniques. Once appropriate test methods are developed and validated, and appropriate reference standards (highly pure samples) are characterized and certified, the Company can assist clients by routinely testing compounds for clinical and commercial use.

     - Stability Testing. The Company provides stability testing and secure storage facilities necessary to establish and confirm product purity, potency and other shelf-life characteristics. Stability testing is required at all phases of product development, from dosage form development through commercial production, to confirm shelf life of each manufactured batch. The Company maintains a four-chamber, ICH validated controlled climate GMP facility. FDA regulations require that samples of clinical and commercial products placed in stability chambers be analyzed in a timely fashion after scheduled "pull points" occur, based on the date of manufacture.

     - Bioanalytical Testing. The Company offers bioanalytical testing services to support clinical trials, analyzing plasma samples to characterize the drug's concentration and determine the rate of absorption and elimination. Bioanalytical studies of new drugs often present challenging and complex issues, with products being metabolized into multiple active and inactive forms. The Company works with its clients to develop and validate analytical methods to permit detection and measurement of the various components to trace levels. In some cases clients expect the Company to take responsibility to develop methodology and in other cases methodology is transferred from the client and refined and validated by the Company personnel. The most common technology used in such studies is liquid chromatography coupled with various detectors, including mass spectrometry as well as optical and electrochemical devices.

     - Diagnostic Testing. The Company has manufactured bioanalytical chemistry products since its start in 1974. The Company produces fully automated, networkable state-of-the-art liquid chromatographs and electrochemical analyzers based on Windows(R)software. The Company has recently developed and now produces a line of diagnostic kits designed to fit its instrumentation. These kits help measure neurotransmitters and their metabolites and homocysteine, an experimental cardiovascular disease indicator in plasma and urine. These measurement processes are often performed by Company personnel utilizing Company products.

     - In Vivo Sampling. The Company pioneered and has commercialized miniaturized in vivo sampling methodology, which involves the continuous monitoring of chemical changes in live animals. This technology is sold as both a service and a line of products. The Company is aggressively adding new components to this line, with the goal of selling complete, automated sampling systems. Target markets include veterinary and animal research centers, pharmaceutical companies and medical research centers. The Company has received two significant Phase II SBIR grants that involve subcontracts with Purdue University and the University of Kansas for the purpose of exploiting this emerging technology.

     - Formulation Development Services. In the future, the Company plans to provide integrated formulation development services, enabling the Company to take a client's compound and develop a safe and stable product with desired characteristics. The Company believes its strong academic connections to Purdue and other universities, formulation expertise and extensive analytical capabilities position the Company to provide a significant contribution to this area.

CLIENTS

     Over the past five years, the Company has provided services and products to all of the top 25 pharmaceutical companies in the world as ranked by 1996 research and development spending. In addition, the Company products are purchased by the vast majority of medical schools in North America, Europe and Asia. In 1996, the Company provided products and services to approximately 300 institutions, including some of the largest United States, European and Japanese drug companies. Approximately 40% of the Company's revenues are generated from customers located outside the United States.

     The Company believes that a concentration of business among certain large clients is not uncommon in the CRO industry. The Company has experienced such concentration in the past and may do so again in the future. During 1996, four operating groups (Quality Control, Analytical Research and Development, Clinical Pharmacokinetics, and Drug Metabolism) of Pfizer, Inc., a major United States pharmaceutical company, in the aggregate accounted for approximately 18% of the Company's total revenues. These sales were derived from both the products and the services units of the Company. During the first nine months of 1997, Pfizer, Inc. accounted for approximately 21% of the Company's total revenues. Most of these sales fell under approximately 80 contracts the Company has or had with Pfizer, Inc., the largest of which totaled approximately $398,000. Although the Company strives to reduce its reliance on a limited number of major clients, there can be no assurance that the Company's business will not be dependent upon certain major clients, the loss of which could have a material adverse effect on the Company. In addition, due to the project-oriented nature of the Company's business, there can be no assurance that significant clients in any one period will continue to be significant clients in other periods. See "Risk
Factors -- Dependence on Certain Industries and Clients."

SALES AND MARKETING

     Marketing and sales initiatives have been created to address both market needs and economic reality. Services have grown primarily through direct, internal recommendations among major pharmaceutical manufacturers. Frequently, these customers have had prior relationships with the Company's staff and positive experiences with the Company's products and services. The Company recognizes that its growth and continued customer satisfaction are dependent upon its ability to continually improve its sales and marketing functions.

     In North America, products are sold directly to the end user. The Company has approximately 20 personnel selling a range of products and an equal number providing technical and development support. All staff members are technically trained and all function in both capacities. The Company has also established a highly professional collection of catalogs, training and technical support literature, workshops, and academic publications. The Company's peer-reviewed journal, Current Separations, describes independent research in technologies of interest to the Company's customers, and is distributed to 18,500 readers worldwide, many of whom are current or potential customers.

     Product sales, marketing and technical support is led from the Company's main office in West Lafayette, Indiana. The Company maintains an office in New Jersey with a small sales and technical staff, enabling the Company to demonstrate its products and present technical workshops near the largest concentration of key customers. The Company also maintains sales and technical support capabilities in Massachusetts, North Carolina, Texas, Pennsylvania and Kansas.

     The Company's marketing plan provides for new sales representation in California and the Midwest, stronger promotion of all product lines, enhanced workshops, training, and demonstration capabilities in the Company's new facilities. The Company's marketing and sales strategy is to be more aggressive, focus on customer needs and further strengthen communications with its markets. The Company will build on its long history of innovation and technical excellence.

     BAS Technicol, Ltd., a wholly-owned subsidiary of the Company, manages most sales in Europe, and the Company maintains sales and technical support capabilities in Belgium. The Company has a network of more than 20 established distributors covering Japan, the Pacific Basin, South America, the Middle East, India, South Africa and Eastern Europe. Revenue generated from the Company's Japanese distributor, BAS Japan, accounted for approximately 19% of the Company's total revenue for fiscal 1996. Although the Company believes that it could identify a suitable replacement in the event that BAS Japan discontinues as the Company's distributor, such an event could have a material adverse effect on the Company's business, operations and financial condition. See Note 9 of Notes to Consolidated Financial Statements. All of these distributor relationships are managed from the Company's headquarters. International growth is planned through acquisitions, stronger local promotion and significantly broadening the Company's distributor network.

CONTRACTUAL ARRANGEMENTS

     The Company's service contracts typically establish an estimated fee for identified services. While the Company is performing a contract, clients often adjust the scope of services to be provided by the Company in light of interim project results, at which time the amount of fees is adjusted accordingly. Generally, the Company's fee-for-service contracts are terminable by the client upon written notice of 30 days or less. The loss of a large contract or the loss of multiple contracts could adversely affect the Company's future revenue and profitability. Contracts may be terminated for a variety of reasons, including the client's decision to forego a particular study, the failure of product prototypes to satisfy safety requirements and unexpected or undesired results of product testing. See "Risk Factors -- Nature of Contracts" and "-- Dependence on Certain Industries and Clients."

BACKLOG

     Backlog for the Company's products consist of booked purchase orders for products which have not been shipped. The Company rarely has a backlog for its products of more than one month of sales. Many products are shipped within 24 hours of order receipt. Due to the nature of the Company's services, the Company does not believe that backlog is a meaningful indicator of the future performance of its services unit.

COMPETITION

     With respect to its products, the Company competes with several large equipment manufacturers, including Hewlett Packard, Waters Corporation and Perkin Elmer Corporation. Competitive factors include quality, reliability and price. The Company believes it competes favorably in its targeted markets because of its ability to combine quality products with technical assistance and services to meet customer needs.

     With respect to its services, the Company competes primarily with in-house research, development, quality control and other support service departments of pharmaceutical and biotechnology companies, as well as university research laboratories and teaching hospitals. In addition, there are numerous full-service CRO's that compete in this industry. The largest CRO competitors offering similar research services include Covance, Inc., Pharmaceutical Product Development, Inc., Applied Analytical Industries, Inc., Phoenix International Life Sciences Inc. and MDS Health Group Ltd. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, medical database management capabilities, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price.

     Many of the Company's competitors are much larger and have significantly greater financial resources than the Company. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     The services performed by the Company are subject to various regulatory requirements designed to ensure the quality and integrity of pharmaceutical and diagnostic products, primarily under the Federal Food, Drug and Cosmetic Act and associated GLP and GMP regulations which are administered by the FDA in accordance with current industry standards. These regulations apply to all phases of manufacturing, testing and record keeping, including personnel, facilities, equipment, control of materials, processes and laboratories, packaging, labeling and distribution. Noncompliance with GLPs and GMPs by the Company in a project could result in disqualification of data collected by the Company in the project. Material violation of GLP or GMP requirements could result in additional regulatory sanctions, and in severe cases could result in a discontinuance of selected Company operations, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     To help assure compliance with applicable regulations, the Company has established quality assurance controls at its facilities that monitor ongoing compliance by auditing test data and regularly inspecting facilities, procedures and other GMP compliance parameters. In addition, FDA regulations and guidelines serve as a basis for the Company's standard operating procedures, where applicable. Certain of the Company's development and testing activities are subject to the Controlled Substances Act, administered by the Drug Enforcement Agency ("DEA"), which regulates strictly all narcotic and habit-forming substances. The Company maintains restricted-access facilities and heightened control procedures for projects involving such substances due to the level of security and other controls required by the DEA. In addition to FDA regulations, the Company is subject to other federal and state regulations concerning such matters as occupational safety and health and protection of the environment.

     The Company's activities involve the controlled use of hazardous materials and chemicals. The Company is subject to foreign, federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result which could have a material adverse effect on the Company's business and results of operations. See "Risk Factors -- Dependence on and Effect of Government Regulation."

PRODUCT LIABILITY AND INSURANCE

     The Company maintains product liability and professional errors and omissions liability insurance, providing approximately $6.0 million in coverage on a claims-made basis. In addition, in certain circumstances the Company seeks to manage its liability risk through contractual provisions with clients requiring the Company to be indemnified by the client or covered by clients' product liability insurance policies. In addition, in certain types of engagements, the Company seeks to limit contractual liability to its clients to the amount of fees received by the Company. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification, liability limitation and insurance coverage vary from client to client and from project to project. Although most of the Company's clients are large, well-capitalized companies, the financial performance of these indemnities is not secured. Therefore,the Company bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations or that liability would exceed the amount of applicable insurance. In addition, the Company could be held liable for errors and omissions in connection with the services it performs. There can be no assurance that the Company's insurance coverage will be adequate or that insurance coverage will continue to be available on terms acceptable to the Company, or that the Company can obtain indemnification arrangements or otherwise be able to limit its liability risk. See "Risk
Factors -- Liability Risks Related to Products and the Provision of Services."

EMPLOYEES

     At June 30, 1997, the Company had 155 full-time employees, 110 of which hold degrees, including 29 Ph.D.s. The Company believes that its relations with its employees are good. None of the Company's employees are represented by a union. The Company's performance depends on its ability to attract and retain qualified professional, scientific and technical staff. The level of competition among employers for skilled personnel is high. The Company believes that its employee benefit plans enhance employee morale, professional commitment and work productivity and provide an incentive for employees to remain with the Company. While the Company has not experienced any significant problems in attracting or retaining qualified staff, there can be no assurance that the Company will be able to avoid these problems in the future. All employees enter into confidentiality agreements intended to protect the Company's proprietary information. See "Risk Factors -- Need to Attract, Develop, Manage and Retain Professional Staff."

FACILITIES

     The Company's principal executive offices are located at 2701 Kent Avenue, West Lafayette, IN 47906 constituting approximately 100,000 square feet of operational and administrative space. Purdue University, located in West Lafayette, Indiana, is exceptionally strong in pharmacy, chemistry, veterinary medicine, computer science and engineering. Its program in Analytical Chemistry is ranked among the best in the nation. The Purdue campus provides access to educational opportunities, high quality consultants, graduates and information resources. The technically trained staff that the Company requires prefers a community with the amenities of a first rate university. The Company's record for obtaining Federal and other grants has enhanced collaborative efforts with Purdue. The Company maintains offices which provide sales and technical support services in New Jersey, Pennsylvania and the United Kingdom, and employs sales and technical support service representatives in North Carolina, Texas and Belgium. The Company believes that its facilities are adequate for the Company's operations and that suitable additional space will be available when needed.

INFORMATION SYSTEMS

     Although the Company's focus is on providing value-added products and services, information systems are an important component of the Company's technological leadership. The Company believes that superior information systems are essential to expanding its operations and to providing innovative services to clients. The Company's customized Windows(R)-based software is integral to many of its products.

     The FDA has become increasingly sophisticated with respect to information systems and the integrity of all forms of data incorporated into regulatory submissions. Correspondingly, the Company strives to be at the forefront of nonclinical testing laboratories in validation of hardware and software systems. The Company's continuing commitment to technological innovations and meeting changing client and regulatory requirements will drive continuous improvement of its information systems technology, maintaining a competitive advantage.

LEGAL PROCEEDINGS

     The Company from time to time may be involved in various claims and legal proceedings arising in the ordinary course of business. The Company does not believe that any pending claims or proceedings, individually or in the aggregate, would have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of June 30, 1997 are as follows:

                 NAME                      AGE                          POSITION
                 ----                      ---                          --------
Peter T. Kissinger, Ph.D.(1)(2)........    52     Chairman of the Board; President; Chief Executive
                                                  Officer
Ronald E. Shoup, Ph.D.(2)..............    45     President, Research Services Unit; Vice President,
                                                  Research and Development; Director
Craig S. Bruntlett, Ph.D...............    48     Vice President, Electrochemical Products
Donnie A. Evans........................    51     Vice President, Engineering
Stephen Geary, Ph.D....................    55     Vice President, United States Sales and Marketing
Candice B. Kissinger...................    45     Vice President, International Marketing; Secretary
                                                  and Director
Lina L. Reeves-Kerner..................    46     Vice President, Human Resources
Michael P. Silvon, Ph.D................    50     Vice President, Business Development
Denise M. Wallworth, Ph.D..............    44     Managing Director, BAS Technicol, Ltd.
Douglas P. Wieten......................    35     Chief Financial Officer, Controller and Treasurer
William E. Baitinger(2)(3).............    64     Director
Michael K. Campbell(3).................    46     Director
Thomas A. Hiatt(1).....................    49     Director
John A. Kraeutler(1)(2)................    49     Director
William C. Mulligan(1)(3)..............    43     Director
W. Leigh Thompson(2)...................    59     Director

-------------------------
(1) Member of the Compensation and Incentive Stock Option Committee.

(2) Member of the Executive Committee.

(3) Member of the Audit Committee.

     PETER T. KISSINGER, PH.D. founded the Company in 1974 and has served as its Chairman, President and Chief Executive Officer since 1974. He is also a part-time Professor of Chemistry at Purdue University where he has been teaching since 1975. Dr. Kissinger has a Bachelor of Science degree in Analytical Chemistry from Union College and a Doctorate in Analytical Chemistry from the University of North Carolina.

     RONALD E. SHOUP, PH.D. has been Vice President, Research and Development since 1983 and President of the Company's research services unit, BAS Analytics, since 1990. Dr. Shoup has been instrumental in developing many of the Company's chromatographic applications. Dr. Shoup has a Bachelor of Science degree in Chemistry and Mathematics, and a Ph.D. in Analytical Chemistry from Purdue University.

     CRAIG S. BRUNTLETT, PH.D. has been Vice President, Electrochemical Products since 1992 and is responsible for sales, marketing and development of the Company's electrochemical products. From 1980 to 1990, Dr. Bruntlett was Director of New Product Development for the Company. Dr. Bruntlett has a Bachelor of Arts degree in Chemistry and Mathematics from St. Cloud State University in Minnesota and a Ph.D. in Chemistry from Purdue University.

     DONNIE A. EVANS was the Company's first full-time employee beginning as an electronics engineer in 1978. Since January of 1988, he has been Vice President, Engineering Services.

     STEPHEN GEARY, PH.D. has been Vice President, United States Sales and Marketing since January 1992. Dr. Geary is responsible for the sales efforts of the Company's clinical products. Dr. Geary has a Bachelor of Science degree in Biology and Chemistry from Tufts University, a Masters of Science degree in Biology from the University of New Hampshire and a Ph.D. in Biochemistry from Syracuse University.

     CANDICE B. KISSINGER has been Vice President, International Sales and Marketing since July 1981. Mrs. Kissinger developed the Company's international distribution network and is responsible for managing the Company's advertising activities. Mrs. Kissinger has a Bachelor of Science degree in Microbiology from

Ohio Wesleyan University and a Masters of Science degree in Microbiology from the University of Massachusetts. Mrs. Kissinger is the wife of Dr. Peter T. Kissinger.

     LINA L. REEVES-KERNER has been Vice President, Human Resources since 1995 and is responsible for the administrative support functions of the Company, including shareholder relations, human resources and community relations. From 1980 to 1990 Ms. Reeves-Kerner served as an Administrative Assistant at the Company. Ms. Reeves-Kerner has a Bachelor of Science degree in Business Administration from Indiana Wesleyan University.

     MICHAEL P. SILVON, PH.D. has been Vice President, Business Development since March 1997. From August 1996 until January 1997, Dr. Silvon was Manager, Technical Services for Great Lakes Chemical responsible for commercial technical support. From December 1994 until August 1996, Dr. Silvon was a self-employed consultant advising various companies on technical business management. From October 1993 until December 1994, Dr. Silvon was Vice President Sales and Marketing at Hi-Port, Inc., a custom formulations and packaging firm in Houston, Texas. Prior to that period, Dr. Silvon was a Regional Business Manager-Americas for the Fine Chemicals Business of Imperial Chemical Industries, PLC/Zeneca, responsible for outsourcing the needs of many major pharmaceutical companies with key raw materials. Dr. Silvon has his Bachelor in Science degree in Chemistry from Loyola University of Chicago, a Ph.D. in Chemistry from the University of Vermont and a Masters in Business Administration from Sacred Heart University.

     DENISE M. WALLWORTH has been Managing Director, BAS Technicol, Ltd. since March 1995 and is responsible for the Company's operations in the United Kingdom. Prior to that time she was Managing Director of Technicol Ltd., which was acquired by the Company in March 1995. Dr. Wallworth has a Bachelor of Science degree in Chemistry and a Doctorate in Organic Chemistry from the University of Manchester Institute of Science Technology.

     DOUGLAS P. WIETEN has been Chief Financial Officer since September 1997, corporate Controller since February 1992 and Treasurer since March 1997 and is a certified public accountant. Prior to that time, Mr. Wieten worked at Ernst & Whinney (now Ernst & Young LLP), where he had been employed since 1984. Mr. Wieten has a Bachelor of Science degree in Accounting from Butler University.

     WILLIAM E. BAITINGER has served as a director of the Company since 1979. Mr. Baitinger has been Director of Technology Transfer at Purdue University since 1988, responsible for all aspects of the program. Mr. Baitinger has a Bachelor of Science degree in Chemistry and Physics from Marietta College and a Doctorate in Chemistry from Purdue University.

     MICHAEL K. CAMPBELL has served as a director of the Company since 1991. Mr. Campbell has been the President and Chief Executive Officer of Powerway, Inc., a software company, since January 1993. From January 1992 until January 1993, Mr. Campbell was Chief Financial Officer of Hurco Companies, Inc. and was president of Hurco Manufacturing, its largest division. Mr. Campbell has a Bachelor of Science degree in accounting from the University of Southern Indiana.

     THOMAS A. HIATT has served as a director of the Company since 1991. Mr. Hiatt has been general partner of Middlewest Ventures, a venture capital firm, since 1986. Mr. Hiatt has a Bachelor of Arts degree in Political Science from Wabash College and a Master of Science degree in Management from the Massachusetts Institute of Technology. Mr. Hiatt is also a director of Fifth Third Bank of Central Indiana, Isolab, Inc., PackageNet, Inc. and Powerway, Inc.

     JOHN A. KRAEUTLER has served as a director of the Company since January 1997. Mr. Kraeutler has been President and Chief Operating Officer of Meridian Diagnostics, Inc. since August 1992 and is also a director. Prior to that time, Mr. Kraeutler was Executive Vice President and Chief Operating Officer of Meridian Diagnostics, Inc. Mr. Kraeutler has a Bachelor of Science degree in Biology from Fairleigh Dickinson University and a Masters of Science degree in Biology and a Masters in Business Administration from Seton Hall University.

     WILLIAM C. MULLIGAN has served as a director of the Company since 1991. Mr. Mulligan has been the managing director of Primus Venture Partners, a venture capital firm, since January 1992. Mr. Mulligan has a

Bachelor of Arts degree in Economics from Denison University and a Masters in Business Administration from the University of Chicago. Mr. Mulligan is also a director of Universal Electronics.

     W. LEIGH THOMPSON has served as a director of the Company since January 1997. Since 1995, Dr. Thompson has been the chief executive officer of Profound Quality Resources, Inc., a world-wide scientific consulting firm. Prior to 1995, Dr. Thompson held various positions at Lilly Resource Laboratories. Dr. Thompson has a Bachelor of Science degree in Biology from the College of Charleston, a Masters of Science and a Doctorate in Pharmacology from the Medical University of South Carolina and a Medical Doctor degree from The Johns Hopkins University. Dr. Thompson is also a director of Chrysalis International Corporation, Corvas International, Inc., GeneMedicine, Inc., La Jolla Pharmaceutical Company, Medarex, Inc., Ophidian Pharmaceuticals, Inc. and Orphan Medical, Inc.

     All directors are elected at the annual meeting of shareholders for a term of one year and hold office until the election and qualification of their successors at the next annual meeting of shareholders or until their earlier resignation or removal. Officers of the Company serve at the discretion of the Board of Directors.

DIRECTOR COMMITTEES

     The Board of Directors has established an Audit Committee, a Compensation and Incentive Stock Option Committee (the "Compensation Committee") and an Executive Committee. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, and audit practices. Messrs. Baitinger, Campbell and Mulligan serve on the Audit Committee. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the officers of the Company and for administering the Company's Option Plans. See "Management -- Option Plans." Messrs. Kissinger, Hiatt, Kraeutler and Mulligan serve on the Compensation and Incentive Stock Option Committee. The Executive Committee may exercise all of the authority of the Board of Directors, subject to certain limitations with respect to payment of dividends, filling of vacancies on the Board, amendment of the Articles of Incorporation or Bylaws, and issuance of shares. Messrs. Kissinger, Shoup, Baitinger, Kraeutler and Thompson serve on the Executive Committee.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company, other than Messrs. Hiatt and Mulligan, receive $500 for each Board meeting attended, plus out-of-pocket expenses incurred in connection with attendance at such meetings. Dr. Thompson receives an additional $6,000 annually as compensation for the services he renders as a consultant to the Company. See "Management -- Scientific Advisory Board." Directors who are employees of the Company do not receive any additional compensation for their services as directors.

SCIENTIFIC ADVISORY BOARD

     In 1985, the Company established a Scientific Advisory Board to assist the Company in its research and development activities. The Scientific Advisory Board is comprised of distinguished scientists from outside the Company who have significant accomplishments in areas of science and technology that are important to the Company's future. The Scientific Advisory Board interacts with the Company's scientific and management staff. The following individuals are the current members of the Scientific Advisory Board:

     DANIEL W. ARMSTRONG, PH.D. is the Curators' Distinguished Professor of Chemistry at the University of Missouri-Rolla. He is the Editor for Chirality; Section Editor for Amino Acids; on the Advisory Board for Analytical Chemistry; and is on the Editorial Board of several other journals. He is the founder and first director of the Center for Environmental Science and Technology. He is on the Board of Directors of Advanced Separation Technologies, has six patents and approximately 250 publications. He received his Ph.D. in Chemistry from Texas A&M University in 1977.

     R. GRAHAM COOKS, PH.D., is Henry Bohn Hass Distinguished Professor of Chemistry at Purdue University. He received his Bachelor of Science degree at the University of Natal, South Africa, in 1959; his

Masters of Science and his Doctorate from the above in 1963 and 1966, respectively, and his Doctorate from Cambridge University in Great Britain in 1976. Prof. Cooks currently serves on the editorial boards of ten scientific journals. He has been honored with Purdue Cancer Research Award (1983), ACS Analytical Divisions 1984 Chemical Instrumentation Award, Thomson Medal for International Service to Mass Spectrometry (1985), Herbert McCoy Award (1990), NSF Special Creativity Award (1990 & 1995), ACS award for Mass Spectrometry
(1991), and ACS Award for Analytical Chemistry (1997). He has published more than 500 scientific papers since 1967.

     WILLIAM R. HEINEMAN, PH.D., is Distinguished Research Professor in the Department of Chemistry at the University of Cincinnati where he has served on the faculty since 1972. He received his Doctorate in Chemistry from the University of North Carolina in 1968. Dr. Heineman has served on the editorial/advisory boards of Analytical Chemistry, The Analyst, Selective Electrode Reviews, Encyclopedia of Analytical Science, Fresenius Journal of Analytical Chemistry, Quimica Analitica, Biosensors and Bioelectronics, Analytica Chimica Acta, Applied Biochemistry and Biotechnology, and Analytical Letters. He has received numerous awards including the Alexander von Humboldt Senior Research Award for U.S. Scientists, the Charles N. Reilley Award in Electroanalytical Chemistry, and the Division of Analytical Chemistry Award for Excellence in Teaching from the University of Cincinnati. He is the Chair of the Division of Analytical Chemistry of the American Chemical Society and a cofounder and President of the Society for Electroanalytical Chemistry.

     JEAN-MICHEL KAUFFMAN, PH.D., is Professor of Analytical Chemistry at the Pharmaceutical Institute, University of Brussels (ULB). He received his undergraduate degree in Pharmacy and his Doctorate in Pharmaceutical Sciences from ULB in 1977 and 1983, respectively. Dr. Kauffman is Vice President of the Belgian Society of Pharmaceutical Sciences and Treasurer of the International Bioelectrochemical Society. He is Editor in Chief of the journal Talanta and serves on five other editorial boards. Dr. Kauffinan's research focuses on pharmaceutical analysis, biosensors, and electrochemical measurement techniques. He has published 19 review chapters and 105 scientific journal articles.

     SUSAN M. LUNTE, PH.D., is Associate Professor of Pharmaceutical Chemistry and Courtesy Associate Professor of Chemistry at the University of Kansas. She received her Doctorate in Analytical Chemistry in 1984 from Purdue University. She was a research scientist at Procter & Gamble, Cincinnati, OH from 1984 until 1987 when she went to the University of Kansas. Dr. Lunte has been associated with the Center for Bioanalytical Research (CBAR) at the University of Kansas since 1987 and served as Associate Director and Director of that center from 1994 to early 1997. Dr. Lunte serves on the editorial advisory boards of Analytical Proceedings and Pharmaceutical Research and in 1997 was the recipient of the Agnes Fay Morgan Research Award for Women in Chemistry from Iota Sigma Pi, an NSF CAREER Award, and the University of Kansas Graduate Student Mentoring Award. She is currently chair-elect of the Analytical and Pharmaceutical Quality section of the American Association of Pharmaceutical Scientists and will serve as chair next year.

     MARK E. MEYERHOFF, PH.D. is Professor of Chemistry and Associate Chair for Graduate Affairs in the Department of Chemistry at the University of Michigan. He has active research programs in the areas of electrochemical sensor design, novel immunoassay systems, and new stationary phases for liquid chromatography. He received his Doctorate from the State University of New York at Buffalo in 1979. Since joining the faculty at Michigan, he and his collaborators have authored more than 170 original research papers. Professor Meyerhoff serves on the editorial/advisory boards of Biosensors & Bioelectronics; Electroanalysis; Analytica Chimica Acta, and Applied Biochemistry and Biotechnology. He also serves on Scientific Advisory Boards for Medtronics Blood Management, Instrumentation Laboratory Sensor Systems, Magnequench International, GDS Technologies, and Selective Technologies.

     W. LEIGH THOMPSON, M.S., PH.D., M.D., is retired from Eli Lilly and Company where he served as Director of Clinical Investigation, Executive Vice President of Lilly Research Laboratories and Chief Scientific Officer. Prior to joining Eli Lilly in 1982, Dr. Thompson served as a Professor of Medicine at Case Western University from 1974 until 1982, where he founded programs in clinical pharmacology and critical care medicine. He directed live telecasts for continuing education, developed the Northeast Ohio Poison Control Center, Cleveland Drug Analysis Laboratory, and University Hospitals Drug Information Center. As an Assistant Professor of Medicine and of Pharmaceutical and Experimental Therapeutics at John Hopkins,

Dr. Thompson started the advanced nurse practitioner program and initiated computer-assisted instruction in pharmacokinetics. He is an honorary Life Member and Past President of the Society of Critical Care Medicine and is co-editor of the Textbook of Critical Care and Critical Care: State of the Art.

     Each of the Scientific Advisory Board members is employed by an employer other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may conflict or compete with his or her obligations with the Company. Generally, members of the Scientific Advisory Board are not expected to devote a substantial portion of their time to Company matters.

     The members of the Scientific Advisory Board do not receive any compensation in connection with attending meetings of the Scientific Advisory Board. They do, however, from time to time, receive compensation in connection with consulting services they render to the Company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation provided by the Company to, or for the account of, the Chief Executive Officer of the Company for the years ended September 30, 1994, 1995 and 1996. No other executive officer of the Company had annual compensation exceeding $100,000.

                                                         ANNUAL COMPENSATION
                                                   -------------------------------      ALL OTHER
         NAME AND PRINCIPAL POSITION(S)            FISCAL YEAR   SALARY     BONUS    COMPENSATION(1)
         ------------------------------            -----------   ------     -----    ---------------
Peter T. Kissinger, Ph.D.........................     1996       $85,000   $ 4,250       $26,788
  Chairman of the Board; President                    1995       $85,000   $21,250       $26,134
  and Chief Executive Officer                         1994       $85,000   $17,000       $25,697

-------------------------
(1) Includes $21,365 of premiums paid on a life insurance policy on the lives of Dr. Kissinger and Mrs. Kissinger, the beneficiary of which is a trust established for their benefit, and contributions to the Company's 401(k) plan on Dr. Kissinger's behalf.

INCENTIVE PLAN

     The Company has an incentive plan for its executive officers, the purpose of which is to strengthen the financial condition of the Company by providing an incentive bonus to its executive officers based upon the Company's pre-tax net income. If the Company's pre-tax net income, calculated before the payment of any bonuses, exceeds $500,000, each executive officer receives a bonus equal to 5% of his or her annual salary. If the Company's pre-tax net income, calculated before the payment of any bonuses, exceeds $750,000, $1 million or $1.25 million, each executive officer will receive a bonus equal to 15%, 20% or 25%, respectively, of his or her annual salary. In fiscal 1996, each executive officer received a bonus equal to 5% of his or her annual salary.

OPTION PLANS

     A total of 95,000 Common Shares have been reserved for issuance under the
Company's 1997 Employee Option Plan adopted                , 1997, of which
options to purchase an aggregate of        Common Shares have been granted at an
exercise price equal to the public offering price set forth on the cover page of this Prospectus. In addition, at the date of this Prospectus options to purchase a total of 250,097 Common Shares were outstanding under the 1990 Employee Option Plan at a weighted average exercise price of $1.27 per share, and 27,086 Common Shares were outstanding under a Director Option Plan, at an exercise price of $0.66 per share. No further options may be granted under the 1990 Employee Option Plan or the Director Option Plan.

     The 1990 and 1997 Employee Option Plans (the "Employee Plans") are administered by the Compensation Committee. Members of the Compensation Committee are not eligible to participate in the Employee Plans while serving on the Compensation Committee. Participants in the Employee Plans are key employees of the Company and its subsidiaries as may be selected from time to time by the Compensation Committee. Subject to the terms of the Employee Plans, the Compensation Committee is authorized to determine the number of Common Shares subject to each option granted thereunder, the time and conditions of exercise of such option and all other terms and conditions of such option.

     Options granted under the Employee Plans are incentive stock options, as defined by Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). The per share exercise price of an option will be not less than 100% of the fair market value of the Common Shares on the date of the grant, except that the per share exercise price of options granted to holders of 10.0% or more of the total combined voting power of all outstanding classes of shares of the Company ("10% Shareholders") will be not less than 110.0% of such fair market value. In addition, for each participant, the maximum aggregate fair market value on the date of grant of all Common Shares subject to options first exercisable in any one year may not exceed $100,000.

     Options will expire on a date determined by the Compensation or Option Committee, as the case may be, provided that the options will expire not more than ten years from the date of grant (five years in the case of options issued to 10% Shareholders). If an option holder retires with the consent of the Company or becomes permanently and totally disabled, options granted under the Employee Plans will expire 90 days and 120 days, respectively, after the termination of employment. If an option holder's service with the Company is terminated as a result of death, the options will expire one year after such event. Options are not transferable other than by will or the laws of descent and distribution.

     Options vest in four equal installments on the second, third, fourth and fifth anniversary of the date of grant. If the Company is a party to any merger or consolidation, the Company has the right to terminate any outstanding option upon 30 days written notice to the option holder; however, if the merger or consolidation is not consummated within 180 days from the date of such notice, all options terminated shall be deemed to have been continuously in effect. If the Company is dissolved or liquidated, the Company shall give each option holder 30 days written notice and all unexercised options shall be deemed to be terminated upon such dissolution or liquidation.

     The following table sets forth certain information concerning exercisable and unexercisable options held by the Chief Executive Officer at September 30, 1997.

                  AGGREGATED OPTION EXERCISES IN LAST YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF               VALUE OF UNEXERCISED
                                                    SECURITIES UNDERLYING             IN-THE-MONEY
                                                   UNEXERCISED OPTIONS AT              OPTIONS AT
                                                     SEPTEMBER 30, 1997           SEPTEMBER 30, 1997(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Peter T. Kissinger, Ph.D.......................    40,630         13,543        $334,385      $  111,459

-------------------------
(1) Calculated on the basis of on assumed initial public offering price of $10.00 per share, the mid-point of the range set forth on the cover page of this Prospectus, less $1.77, the per share exercise price.

     The Company has reserved 5,000 Common Shares for issuance to non-employee members of its Board of Directors in the future, on terms to be determined at the time of the grant. The exercise price of an option will be at least the fair market value of the Common Shares on the date of the grant.

401(K) SAVINGS PLAN

     The Company has a defined contribution retirement plan (the "401(k) Plan"), qualified under Sections 401(a) and 401(k) of the Code. All employees of the Company are eligible to enroll in the 401(k) Plan on the first April 1 or October 1 after completing one year of employment with the Company. The 401(k) Plan provides that the Company will contribute 2% of each eligible employee's compensation to the 401(k) Plan. In addition, each participant may contribute from 1% to 10% or none of their annual compensation. The Company may also make discretionary contributions based on a certain percentage of a participant's contributions under the 401(k) Plan, as determined by the Board of Directors. The Board of Directors approved a matching contribution of 35% beginning October 1, 1996. The Company made contributions under the 401(k) Plan totaling approximately $153,630 for the year ended September 30, 1996.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Indiana Business Corporation Law (the "BCL"), the Second Restated Articles of Incorporation of the Company (the "Articles") require the Company to indemnify its officers and directors from liabilities to the extent allowed by the BCL. The BCL provides that a corporation may indemnify its officers and directors, if the officer or director acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Company and, in all other cases, was not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the officer or director had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The BCL further provides that the Company may advance to its officers and directors expenses incurred in connection with proceedings against them for which they may be indemnified, if the Company receives a written affirmation from such officer or director that in his good faith belief he met the standard of conduct described above and that he will repay all advanced expenses if it is ultimately determined that he did not meet that standard of conduct. Pursuant to the BCL, the Company may obtain directors' and officers' insurance. At present, the Company is not aware of any pending or threatened litigation or proceeding involving an officer, director, employee or agent of the Company in which indemnification would be required or permitted.

     The Company maintains directors' and officers' liability insurance with respect to certain risks to which the Company and its directors and officers are exposed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Peter T. Kissinger, Thomas Hiatt, John Kraeutler and William Mulligan served on the Compensation Committee during fiscal 1996. Dr. Kissinger, the President and Chief Executive Officer of the Company, currently is a member of the Compensation Committee; however, he does not participate in decisions regarding his compensation. None of the Company's executive officers serves as a director of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

                              CERTAIN TRANSACTIONS

     In 1991 Primus Capital Fund II, LP ("Primus") and Middlewest Ventures II, LP ("Middlewest") purchased Redeemable Preferred Shares and Convertible Preferred Shares of the Company. The Redeemable Preferred Shares carried an 8% cumulative dividend, and were redeemed in accordance with their terms for an amount equal to their purchase price in equal installments on December 31, 1995, June 30, 1996 and December 31, 1996. See Note 6 of Notes to Consolidated Financial Statements. The Convertible Preferred Shares were purchased for an aggregate of $1,231,000 and will be converted into an aggregate of 752,399 Common Shares immediately prior to the issuance of the Shares offered hereby, of which 470,250 shares and 282,149 shares are owned by Primus and Middlewest, respectively. The Venture Funds continue to have certain rights to cause the Company to register the Common Shares owned by the Venture Funds under the Securities Act for sale to the public. See "Description of Capital Stock -- Registration Rights." Additionally, the Company has agreed to use its best efforts to cause one representative from each Venture Fund to be elected to the Company's Board of Directors as long as the respective Venture Fund owns more than 5% of the Company's outstanding Common Shares. All other covenants between the Company and the Venture Funds will be terminated in connection with the conversion of the Convertible Preferred Shares to Common Shares.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Shares as of August 31, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each director of the Company, (iii) the Chief Executive Officer, and (iv) all directors and executive officers of the Company as a group.

                                                            SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                               OWNED PRIOR TO           OWNED AFTER
                                                               OFFERING(1)(2)          OFFERING(1)(2)
                                                            --------------------    --------------------
                          NAME                               NUMBER      PERCENT     NUMBER      PERCENT
                          ----                               ------      -------     ------      -------
Primus Capital Fund II, L.P. ...........................      470,250     15.7%       470,250     10.5%
Middlewest Ventures II, L.P. ...........................      282,149      9.4%       282,149      6.3%
Peter T. Kissinger(3)...................................    1,261,099     42.0%     1,261,099     28.0%
Ronald E. Shoup(4)......................................       89,453      3.0%        89,453      1.9%
Candice B. Kissinger(5).................................    1,261,099     42.0%     1,261,099     28.0%
William E. Baitinger(6).................................      137,734      4.6%       137,734      3.1%
Michael K. Campbell(7)..................................       27,086         *        27,086         *
Thomas A. Hiatt(8)......................................      282,149      9.4%       282,149      6.3%
John A. Kraeutler.......................................           --        --            --        --
William C. Mulligan(9)..................................      470,250     15.7%       470,250     10.5%
W. Leigh Thompson.......................................           --        --            --        --
All executive officers and directors as a group.........    2,513,138     83.8%     2,513,138     55.8%

-------------------------
 *  Less than 1% of outstanding Common Shares.

(1) Unless otherwise noted, all addresses are in care of Company at 2701 Kent Avenue, West Lafayette, Indiana 47906.

(2) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares.

(3) Includes (i) 247,795 Common Shares beneficially owned by Candice B. Kissinger, the wife of Dr. Kissinger, including 13,543 Common Shares issuable upon the exercise of options granted to Mrs. Kissinger under the Employee Option Plan which are exercisable within 60 days of September 26, 1997; (ii) 595,904 Common Shares owned jointly by Dr. and Mrs. Kissinger; and (iii) 40,630 Common Shares issuable upon the exercise of outstanding options granted to Dr. Kissinger under the Employee Option Plan which are exercisable within 60 days of September 26, 1997.

(4) Includes (i) 68,686 Common Shares owned jointly by Dr. Shoup and his wife and (ii) 20,315 Common Shares beneficially owned by Dr. Shoup issuable upon the exercise of options under the Employee Option Plan exercisable within 60 days of September 26, 1997.

(5) Includes 417,400 Common Shares beneficially owned by Peter T. Kissinger, including 40,630 Common Shares issuable upon the exercise of options granted to Dr. Kissinger under the Employee Option Plan exercisable within 60 days of September 26, 1997; (ii) 595,904 Common Shares owned jointly by Dr. and Mrs. Kissinger; and (iii) 13,543 Common Shares beneficially owned by Mrs. Kissinger issuable upon the exercise of options under the Employee Option Plan exercisable within 60 days of September 26, 1997.

(6) Includes 53,089 Common Shares owned jointly by Dr. Baitinger and his wife.

(7) Includes 27,086 Common Shares issuable upon the exercise of outstanding options granted to Mr. Campbell under the Director Option Plan which are exercisable within 60 days of September 26, 1997.

(8) Mr. Hiatt is a general partner of Middlewest Management Company, L.P., which is the general partner of Middlewest Ventures II, L.P., and accordingly may be attributed beneficial ownership of the Common Shares owned by Middlewest Ventures II, L.P. The other general partner of Middlewest Management Company, L.P. is Marcey Shockey. Mr. Hiatt disclaims beneficial ownership of the Common Shares beyond his ownership interest in Middlewest Management Company, L.P. Mr. Hiatt serves as a Director of the Company as a nominee of Middlewest Ventures II, L.P. The address of Middlewest Ventures II, L.P. is 201 N. Illinois, Suite 300, Indianapolis, Indiana 46204.

(9) Mr. Mulligan is a general partner of Primus Venture Partners Limited Partnership, which, together with Primus Advisors, Inc., is the general partner of Primus Management II. Primus Management II is the general partner of Primus Capital Fund II, L.P. Accordingly, Mr. Mulligan may be attributed beneficial ownership of the Common Shares owned by Primus Capital Fund II, L.P. The other general partners of Primus Venture Partners Limited Partnership are James T. Bartlett, Jonathan E. Dick, Kevin J. McGinly and Loyal W. Wilson. Mr. Mulligan disclaims beneficial ownership of the Common Shares beyond his ownership interest in Primus Venture Partners Limited Partnership. Mr. Mulligan serves as a Director of the Company as a nominee of Primus Capital Fund II, L.P. The address of Primus Capital Fund II, L.P. is 1375 E. Ninth Street, Suite 2700, Cleveland, Ohio 44114.

                            DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 19 million Common Shares, and one million preferred shares (the "Preferred Shares") none of which will be outstanding. As of August 31, 1997, there were 2,247,601 Common Shares issued and outstanding held of record by 63 shareholders and the Company had outstanding options to purchase a total of 277,184 Common Shares.

     The following summary of certain provisions of the Common Shares and Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Articles of Incorporation, which are included as an exhibit to the Registration Statement on Form S-1 (including all schedules, exhibits and amendments thereto, the "Registration Statement"), and by the provisions of applicable law.

COMMON SHARES

     Upon the completion of this offering, the Company's Articles of Incorporation will authorize the issuance of up to 19 million Common Shares. Holders of Common Shares are entitled to one vote for each Common Share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefor and subject to any preferential dividend rights of any then outstanding Preferred Shares. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to any preferential dividend rights of any then outstanding Preferred Shares. Holders of Common Shares have no preemptive, subscription, redemption or conversion rights. The outstanding Common Shares are, and the Shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED SHARES

     The Board of Directors is authorized, subject to any limitations prescribed by Indiana law, to provide for the issuance of Preferred Shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Shares. The issuance of Preferred Shares could have the effect of decreasing the market price of the Shares. The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any Preferred Shares.

REGISTRATION RIGHTS

     Upon the completion of this offering, the Venture Funds will have certain rights with respect to the registration of under the Securities Act an aggregate of 752,399 Common Shares held by them. If requested by the Venture Funds, the Company must file a registration statement under the Securities Act covering all Common Shares requested to be included by the Venture Funds within 60 days. The Venture Funds may make an unlimited number of requests for registration; provided, however, that the Company is only required to bear the expense of one registration. The Company has the right to delay any registration for up to 90 days under certain circumstances.

     In addition, if the Company proposes to register any of its Common Shares under the Securities Act other than in connection with a Company employee benefit plan or a corporate reorganization, the Venture Funds may require the Company to include all or a portion of their shares in that registration, subject to certain priorities among them, although the managing underwriter of any such offering may limit the number of Common Shares to be offered by the Venture Funds.

CERTAIN PROVISIONS OF INDIANA LAW

     As an Indiana corporation, the Company is governed by the provisions of the BCL.

     Voting Requirements for Certain Business Combinations. Chapter 43 of the BCL establishes a five-year period beginning with the acquisition of 10% of the voting power of the outstanding voting shares of a "resident domestic corporation" (which definition includes the Company) during which certain business transactions involving the acquiring shareholder are prohibited unless, prior to the acquisition of such interest, the board of directors approves the acquisition of such interest or the proposed business combination. After the five-year period expires, a business combination involving the acquiring shareholder may take place only upon approval by a majority of the disinterested shares, or if the other shareholder receive a formula price based on the higher of the highest price paid by the acquiring shareholder or at the time of the announcement of the proposed transaction, whichever is higher. The minimum price for shares other than common shares is to be determined under criteria similar to that for common shares, except the minimum price as defined cannot be less than the highest preferential amount to which the shares are entitled in the event of any liquidation, dissolution or winding up of the corporation.

     Changes of Control. Under Chapter 42 of the BCL, with certain exceptions, a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes only corporations having at least 100 shareholders and in which more than 10% of its shareholders are Indiana residents, 10% of its shares are owned by Indiana residents, or which have 10,000 or more shareholders who are Indiana residents) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power (a "control share acquisition") may give a notice of such fact to the corporation containing certain specified data. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares so acquired ("control shares"), and the control shares have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed and any control shares not accorded full voting rights by the shareholders may be redeemed at fair market value by the corporation if it is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred. The Company has not adopted such a provision in its Articles or Bylaws. Shareholders are entitled to dissenters rights with respect to the control share acquisition in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power.

     Other Provisions of the BCL. The BCL specifically authorizes directors, in considering the best interest of a corporation, to consider both the long- and short-term interests of the corporation, as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation, and communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Under the BCL, directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that the action is not in the best interest of the corporation. In addition, the BCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action or inaction might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed." The BCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

     The BCL requires directors to discharge their duties, based on the facts then known to them, in good faith, with the care an ordinary, prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interest of the corporation. A director is not liable for any action taken as a director or for failure to take any action unless the director has breached or failed to perform the duties of the director's office in compliance with the foregoing standard and the breach or failure to perform constitutes willful misconduct or recklessness.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Shares is
               . Its telephone number is (   )    -     .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have outstanding an aggregate of 4,500,000 Common Shares. Of these Common Shares, all the Shares sold in this offering be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"), and approximately 600,000 Common Shares owned by existing shareholders will be eligible for sale pursuant to Rule 144(k) under the Securities Act. All of the Company's officers and directors and certain of the Company's shareholders have agreed with the Underwriters that, for a period of 180 days after the date of this Prospectus, subject to certain exceptions, they will not directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise dispose of or grant any rights with respect to any Common Shares (or any securities convertible into, exchangeable for or exercisable for Common Shares), without the prior written consent of the Underwriters (the "Lock-Up Agreements"). In its sole discretion and at any time without notice, the Underwriters may release all or any portion of the Common Shares subject to the Lock-Up Agreements.

     Following the expiration of the 180-day lock-up period, or earlier with the written consent of the Underwriters, 2,334,592 Common Shares will be eligible for sale by existing shareholders of the Company subject to the volume and other limitations of Rule 144, as discussed below.

     In general, under Rule 144 any holder of restricted securities, as defined under Rule 144, including an affiliate of the Company, as to which at least one year has elapsed since the later of the date of acquisition of the Common Shares from the Company or an affiliate, would be entitled beginning 90 days after the date of this Prospectus, to sell within any three-month period a number of Common Shares that does not exceed the greater of 1% of the then outstanding Common Shares (approximately 45,000 shares upon the completion of this offering) or the average weekly trading volume of the Common Shares on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose Common Shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owned the Common Shares for at least two years since the later of the date the Common Shares were acquired from the Company or an affiliate of the Company may sell those shares under Rule 144(k) without regard to the limitations described above. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

     As of June 30, 1997, there were 277,184 Common Shares subject to outstanding options issued pursuant to the Company's Option Plans, of which approximately 234,297 Common Shares were vested as of that date. The Company intends to file a registration statement under the Securities Act to register Common Shares reserved for issuance under the Option Plans, thereby permitting the sale of those Common Shares by non-affiliates in the public market without restriction under the Securities Act. That registration statement will become effective immediately upon filing.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to options granted by the Company before this offering, along with the Common Shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, subject to the contractual limitations described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, each of the underwriters named below (the "Underwriters") has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the respective number of Shares set forth opposite the name of such
Underwriter:

                                                               NUMBER OF
                            NAME                                 SHARES
                            ----                               ---------
Roney & Co., L.L.C. ........................................
The Ohio Company............................................

                                                              ------------
     Total..................................................
                                                              ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Shares offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased.

     The Underwriters, for whom Roney & Co., L.L.C. and The Ohio Company are acting as representatives (the "Representatives"), propose to offer part of the Shares directly to the public at the public offering price set forth in the cover page of this Prospectus and part of the shares to certain dealers at a
price which represents a concession not in excess of $          per share under
the public offering price. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the offering, the offering price and other selling terms may be changed. The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 225,000 additional Shares, respectively, at the public offering price set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of share set forth opposite such Underwriter's name in the preceding table bears to the total number of share in such table.

     The Company and all of its directors and executives officers, who beneficially hold an aggregate of 2,334,592 Shares, have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of the Representatives, offer, sell, contract to sell, or otherwise dispose of any Shares of the Company; provided, however, that the Company may issue and sell up to 377,184 Common Shares pursuant to the Option Plans in effect on the date of this Prospectus or to non-employee Directors.

     Prior to the offering, there has not been any public market for the Common Shares of the Company. Consequently, the initial public offering price for the Shares included in the offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have reserved for sale, at the initial public offering
price, up to           of the Shares offered hereby for employees of the Company
and certain other individuals who have expressed an interest in purchasing such Shares in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Ice Miller Donadio & Ryan, Indianapolis, Indiana. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Honigman Miller Schwartz & Cohn.

                                    EXPERTS

     The consolidated financial statements of Bioanalytical Systems, Inc. at September 30, 1996 and 1995, and for each of the three years in the period ended September 30, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549 (the "Commission"), a Registration Statement on Form S-1 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Each statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, is publicly available through the Commission's World Wide Web site (http:/www.sec.gov) or may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                    GLOSSARY

     AIDS: A fatal disease that destroys the host's immune system resulting from infection with human immunodeficiency virus (HIV).

     ASSAY: Quantitative measurement of a substance.

     BIOANALYTICAL TESTING: Measurement of a drug substance, its metabolites, and/or naturally occurring compounds in samples that are produced by or are part of living systems. These samples could include a new drug substance in human plasma or a neurotransmitter in rat brain tissue. Often the method is custom built for a particular problem and requires specialized staff and instrumentation for the procedure's development and validation for use.

     CHROMATOGRAPHY: An analytical technique in which a mixture of chemicals is separated into its discrete components, according to their differing interactions between moving and stationary chemical phases. The stationary phase is usually a powder contained in a tube and the moving phase is a gas or a liquid. Several different detectors have been created to quantify each component in the mixture after separation.

     CLINICAL STUDIES: Human studies designed to distinguish a drug's effect from other influences. Such studies conducted in the U.S. must be under an approved IND under the guidance of an institutional review board and in accord with FDA rules on human studies and informed consent of participants.

     CNS: Central Nervous System is that portion of the nervous system having to do with the brain and spinal cord.

     COCKTAIL THERAPY: A combination of drugs generally operating with different therapeutic mechanisms designed to attack disease hard and early. See drug interaction studies.

     COMPLIANCE: The extent to which a product developer conforms to regulatory direction or a patient agrees to and follows a prescribed treatment.

     CRO: Contract Research Organizations, which help drug companies design and administer clinical trials.

     DISSOLUTION: Release of a given amount of a drug into solution from a solid dosage form. Dissolution is measured in vitro, under conditions which generally simulate those which occur in vivo.

     DRUG: A chemical used in the diagnosis, treatment or prevention of disease.

     DRUG INTERACTION STUDIES: Patients treated with more than one drug may experience unexpected therapeutic and/or toxic effects. Bioanalytical testing helps understand and resolve these effects.

     EFFECTIVENESS, EFFICACY: The desired measure of a drug's influence on a disease condition designated as such by the FDA on the basis of "substantial evidence."

     ELECTROCARDIOGRAPHY: A measurement technique that detects and records the electrical activity of the heart. The EKG detects and records the electrical potential of the heart during the heartbeat.

     ELECTROCHEMISTRY: The study of chemical reactions in which one or more electrons are added or removed from an atom or molecule. Electrochemistry is used in two ways for practical purposes. Electricity can alter chemicals (as in corrosion and analysis) and chemicals can generate electricity (as in batteries and fuel cells).

     ENZYMOLOGY: The study of enzymes, which are complex proteins that catalyze specific biochemical reactions in the body.

     FDA: The Food and Drug Administration, an agency of the Department of Health and Human Services which is responsible for ensuring compliance with the federal Food, Drug and Cosmetic Act, as amended.

     FLUORESCENCE: Light emitted by a chemical after energy is added to it. The kind and amount of light is unique to the kind and amount of each chemical. It can be used as an indirect method of detecting and measuring the concentration of a chemical.

     GC/MS: Gas Chromatography/Mass Spectrometry. An analytical technique in which the chemical mix is separated by heating, converting to a gas, passing the gas over a stationary phase and detecting, identifying, and quantifying the separated components by Mass Spectrometry.

     GENERIC DRUGS: Drug formulations of identical composition with respect to the active ingredient. Drugs may be generically equivalent but not therapeutically equivalent.

     GLP: Good Laboratory Practices. Regulations that set requirements for facilities management, maintenance and calibration of equipment, analytical protocol, quality assurance, data reporting, storage, retrieval and retention and other controls.

     GMP: Current Good Manufacturing Practices. Regulations that set requirements for sanitation, inspection of raw materials and finished products and other quality controls.

     HIV: A type of retrovirus (human immunodeficiency virus) that is responsible for the fatal illness, acquired immunodeficiency syndrome (AIDS).

     ICH GUIDELINES: International Conference on Harmonization attempting to normalize drug regulations among several countries.

     IND: Investigational New Drug Application. An application that a drug sponsor must submit to the FDA before beginning tests of a new drug on humans. The IND contains a plan for the study and is supposed to give a complete picture of the drug, including its structural formula, animal test results and manufacturing information.

     INDICATION: A sign or circumstance which points to or shows the cause, pathology, treatment or issue of an attack of disease; that which serves as a guide or warning.

     IN VITRO: Literally, "in glass"; a biologic or biochemical process occurring outside a living organism.

     IN VIVO: Literally, "in life"; a biologic or biochemical process occurring within a living organism.

     KIT: A carefully designed and validated method and collection of tools and reagents used to determine the presence of an illness or disorder.

     LCEC: Liquid Chromatography/Electrochemistry. A technique in which liquid chromatography is used to separate the components of a mixture. The chemicals are detected and quantified in an electrochemical cell.

     LC/MS: Liquid Chromatography/Mass Spectrometry. A technique in which liquid chromatography is used to separate the components of a mixture. The separated chemicals are detected, identified and quantified by Mass Spectrometry.

     LIQUID CHROMATOGRAPHY: A chromatographic method in which the stationary phase is packed in a tubular column and the moving phase is a liquid driven through the column by a force such as hydraulic pressure or gravity. Components may be separated on the basis of size, polarity, charge and/or shape.

     MASS SPECTROMETRY: A gas phase analytical technique used to identify a chemical by molecular weight and breakdown products unique to that chemical.

     NDA: New Drug Application. An application requesting FDA approval to market a new drug for human use in interstate commerce. The application must contain, among other things, data from specific technical viewpoints for FDA review -- including chemistry, pharmacology, medical, biopharmaceutics, statistics and, for anti-infectives, microbiology.

     NEUROTRANSMITTER: A chemical, such as acetylcholine, which is released from the axon of one neuron and binds to a specific site in the dendrite of an adjacent neuron, thus triggering a nerve impulse.

     PHARMACOKINETICS: The science which describes, quantitatively, the uptake of drugs by the body, their biotransformation, their distribution, metabolism, and elimination from the body.

     PHARMACOLOGY: The science that deals with the effect of drugs on living organisms.

     PHYSIOLOGY: The study of how living organisms function.

     PLA: Product License Application. An application that a drug sponsor must submit to the FDA before beginning tests of a new biologic drug on humans. Equivalent to an IND for biologically derived drugs (genetically altered organisms etc.).

     POTENCY:  The power of a medicinal agent to product the desired effects.

     PRECLINICAL STUDIES: Studies that test a drug on animals and other nonhuman test systems. They must comply with FDA's Good Laboratory Practices Regulations.

     PRODUCT CHARACTERIZATIONS: Thorough analysis of a product, which may contain a mixture of chemicals, decomposition products and other components, in a pharmaceutical formulation.

     ROBOTIC SAMPLE PREPARATION AND DISSOLUTION TESTING: Rapid, cost effective, fully automated sample preparation and dissolution tests which are typically quantified by liquid chromatography.

     SAFETY: No drug is completely safe or without the potential for side effects. Before a drug may be approved for marketing, the law requires the submission of results of tests adequate to show the drug is safe under the conditions of use in the proposed labeling. Thus, "safety" is determined case by case and reflects the drug's risk v. benefit relationship.

     SBIR GRANTS: Federal Small Business Innovation Research and Small Business Technology Transfer Grants. These support research in topics of interest to NASA, NIH, etc. Awards, term and degree of industry involvement vary.

     SOLID PHASE EXTRACTION: An analytical separation technique in which a mixture of chemicals is stirred with a solid, usually a powder. The solid is chosen for its ability to bind specifically to one or more of the chemicals in the mixture. After mixing, the solid with the bound chemicals attached is separated from the extracted sample and washed. The chemicals are subsequently removed with a solvent and analyzed.

     SPECTROSCOPY/SPECTROMETRY: An analytical technique used to identify a chemical by observing how it interacts with visible, infrared, or ultraviolet light, magnetism, radio waves or other parts of the electromagnetic energy spectrum. Each part of each chemical absorbs and/or emits this energy differently. A spectroscope/spectrometer measures the kind and amount of energy and in some cases the chemical breakdown products. Each chemical has a unique energy fingerprint that enables identification.

     STABILITY: The quality of maintaining a constant character in the presence of forces which threaten to disturb it; resistance to change. In drugs, maintaining therapeutic efficacy and chemical composition with changing time, temperature, humidity, etc.

     THERAPEUTICS:  The science and techniques of restoring patients to health.

     VALIDITY: The degree to which output reflects what it purports to reflect. The degree to which output is a function of known input and it alone.

     "VIRTUAL" DRUG COMPANY: A venture management technique. A "virtual" company creates, acquires or licenses a new pharmaceutical or device. Most development, registration, manufacture and commercialization are then carried out through contracted parties or strategic partners. A small staff and negligible assets are key characteristics.

                          BIOANALYTICAL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Independent Auditors..............................    F-2
Consolidated Balance Sheets as of September 30, 1995 and
  1996, and as of June 30, 1997 (unaudited).................    F-3
Consolidated Statements of Income for the years ended
  September 30, 1994, 1995 and 1996, and for the nine-month
  periods ended June 30, 1996 and 1997 (unaudited)..........    F-4
Consolidated Statements of Preferred Shares and
  Shareholders' Equity for the years ended September 30,
  1994, 1995 and 1996, and for the nine-month period ended
  June 30, 1997 (unaudited).................................    F-5
Consolidated Statements of Cash Flows for the years ended
  September 30, 1994, 1995 and 1996, and for the nine-month
  periods ended June 30, 1996 and 1997 (unaudited)..........    F-6
Notes to Consolidated Financial Statements..................    F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Bioanalytical Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Bioanalytical Systems, Inc. as of September 30, 1996 and 1995, and the related consolidated statements of income, preferred shares and shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bioanalytical Systems, Inc. at September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

Indianapolis, Indiana
November 8, 1996, except for Note 10,
as to which the date is

     The foregoing report is in the form that will be signed upon the effective date of the share split described in Note 10 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

Indianapolis, Indiana
September 25, 1997

                          BIOANALYTICAL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 30
                                                               --------------------------      JUNE 30
                                                                  1995           1996           1997
                                                                  ----           ----          -------
                                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................    $ 1,799,515    $   595,339    $   240,597
  Accounts receivable (Note 4):
    Trade..................................................      1,541,625      1,545,843      2,165,627
    Other..................................................        109,933        105,966        384,258
  Inventories (Notes 3 and 4)..............................      1,783,233      1,931,850      2,088,216
  Deferred income taxes (Note 5)...........................        165,791        164,753        164,753
  Prepaid expenses.........................................         28,778         38,710         48,061
                                                               -----------    -----------    -----------
Total current assets.......................................      5,428,875      4,382,461      5,091,512
Goodwill, less accumulated amortization of $18,002 in 1996
  and $27,228 in 1997 (Note 2).............................        240,032        222,030        213,256
Other assets...............................................         51,859        290,496        485,616
Property and equipment (Note 4):
  Land and improvements....................................        166,621        166,621        171,014
  Buildings and improvements...............................      2,152,640      4,282,317      6,486,243
  Machinery and equipment..................................      2,823,646      3,742,979      4,089,107
  Office furniture and fixtures............................        515,460        620,319        663,444
                                                               -----------    -----------    -----------
                                                                 5,658,367      8,812,236     11,409,808
  Less accumulated depreciation and amortization...........     (1,951,561)    (2,333,356)    (2,777,255)
                                                               -----------    -----------    -----------
                                                                 3,706,806      6,478,880      8,632,553
                                                               -----------    -----------    -----------
Total assets...............................................    $ 9,427,572    $11,373,867    $14,422,937
                                                               ===========    ===========    ===========
LIABILITIES, PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................    $   805,883    $   730,110    $   621,518
  Income taxes payable.....................................        115,574         33,562          6,862
  Accrued expenses.........................................        281,335        239,826        481,560
  Customer advances........................................         26,000         19,871         19,871
  Current portion of long-term debt........................        119,605        300,115        300,115
  Line of credit...........................................             --             --        300,000
                                                               -----------    -----------    -----------
Total current liabilities..................................      1,348,397      1,323,484      1,729,926
Long-term debt, less current portion (Note 4)..............        416,234      2,512,027      4,382,538
Deferred income taxes (Note 5).............................        953,745      1,053,144      1,451,143
Preferred shares (Note 6):
  Authorized shares -- 1,000,000
  Issued and outstanding shares:
    Redeemable -- 66,667 in 1995 and 22,223 in 1996........        868,997        298,302             --
    Convertible -- 166,667.................................      1,231,242      1,231,242      1,231,242
Shareholders' equity (Note 6):
  Common Shares, no par value:
    Authorized shares -- 19,000,000
    Issued and outstanding shares -- 2,182,148 in 1995;
       2,186,663 in 1996 and 2,247,601 in 1997.............        483,375        484,375        497,875
  Additional paid-in capital...............................        149,233        151,233        178,233
  Retained earnings........................................      3,974,040      4,321,103      4,965,350
  Currency translation adjustment..........................          2,309         (1,043)       (13,370)
                                                               -----------    -----------    -----------
                                                                 4,608,957      4,955,668      5,628,088
                                                               -----------    -----------    -----------
Total liabilities, preferred shares and shareholders'
  equity...................................................    $ 9,427,572    $11,373,867    $14,422,937
                                                               ===========    ===========    ===========

                            See accompanying notes.

                          BIOANALYTICAL SYSTEMS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                         YEAR ENDED SEPTEMBER 30           NINE MONTHS ENDED JUNE 30,
                                 ---------------------------------------   ---------------------------
                                    1994          1995          1996           1996           1997
                                    ----          ----          ----           ----           ----
                                                                           (UNAUDITED)    (UNAUDITED)
Product revenue................  $ 8,902,658   $ 9,627,393   $ 9,113,297    $6,724,710     $ 7,347,211
Services revenue...............    1,800,547     2,724,469     3,680,838     2,669,972       3,690,569
                                 -----------   -----------   -----------    ----------     -----------
     Total Revenue.............   10,703,205    12,351,862    12,794,135     9,394,682      11,037,780
Cost of product revenue........    3,417,741     3,447,566     3,226,736     2,335,327       2,268,248
Cost of services revenue.......    1,039,727     1,834,349     2,141,715     1,608,897       2,157,008
                                 -----------   -----------   -----------    ----------     -----------
     Total Cost of Revenue.....    4,457,468     5,281,915     5,368,451     3,944,224       4,425,256
                                 -----------   -----------   -----------    ----------     -----------
Gross profit...................    6,245,737     7,069,947     7,425,684     5,450,458       6,612,524
Operating expenses:
  Selling......................    3,530,663     3,940,096     3,937,224     2,987,206       3,094,049
  Research and development.....    1,122,400     1,123,641     1,423,901     1,088,486       1,109,493
  General and administrative...      983,834     1,222,136     1,363,921     1,046,930       1,210,219
                                 -----------   -----------   -----------    ----------     -----------
                                   5,636,897     6,285,873     6,725,046     5,122,622       5,413,761
                                 -----------   -----------   -----------    ----------     -----------
Operating income...............      608,840       784,074       700,638       327,836       1,198,763
Interest income................       60,514        67,492        38,843        35,709           3,587
Interest expense...............      (43,099)      (78,882)      (81,396)      (50,838)        (68,668)
Other income (expense).........      135,873        86,645        28,180         9,007           7,387
Gain (loss) on sale of property
  and equipment................       39,094        35,532        (3,218)           --              --
                                 -----------   -----------   -----------    ----------     -----------
Income before income taxes.....      801,222       894,861       683,047       321,714       1,141,069
Income taxes (Note 5)..........      253,298       344,254       282,648       132,000         470,000
                                 -----------   -----------   -----------    ----------     -----------
Net income.....................  $   547,924   $   550,607   $   400,399    $  189,714     $   671,069
                                 ===========   ===========   ===========    ==========     ===========
Net income available to common
  shareholders.................      494,588       497,271       347,063       136,378         644,021
Net income per common share....  $      0.16   $      0.16   $      0.11    $     0.04     $      0.21
Weighted average Common Shares
  outstanding..................    3,048,398     3,065,567     3,089,308     3,088,865       3,074,491

                            See accompanying notes.

                          BIOANALYTICAL SYSTEMS, INC.

      CONSOLIDATED STATEMENTS OF PREFERRED SHARES AND SHAREHOLDERS' EQUITY

                                      REDEEMABLE   CONVERTIBLE              ADDITIONAL                 CURRENCY
                                      PREFERRED     PREFERRED     COMMON     PAIN-IN      RETAINED    TRANSLATION
                                        SHARES       SHARES       SHARES     CAPITAL      EARNINGS    ADJUSTMENT
                                      ----------   -----------    ------    ----------    --------    -----------
Balance at September 30, 1993.......  $ 762,325    $1,231,242    $459,608    $105,963    $2,982,181    $     --
Net income..........................         --            --          --          --       547,924          --
Accrual of cumulative dividends on
  preferred shares..................     53,336            --          --          --       (53,336)         --
Retirement of 8,446 common shares...         --            --      (1,871)    (15,903)           --          --
Issuance of 47,401 common shares for
  the exercise of stock options.....         --            --      10,500      21,000            --          --
                                      ---------    ----------    --------    --------    ----------    --------
Balance at September 30, 1994.......    815,661     1,231,242     468,237     111,060     3,476,769          --
Net income..........................         --            --          --          --       550,607          --
Accrual of cumulative dividends on
  preferred shares..................     53,336            --          --          --       (53,336)         --
Retirement of 21,949 common
  shares............................         --            --      (4,862)    (41,327)           --          --
Issuance of 67,716 common shares for
  the exercise of stock options.....         --            --      15,000      34,500            --          --
Issuance of 22,572 common shares for
  the acquisition of business (Note
  2)................................         --            --       5,000      45,000            --          --
Currency translation adjustment.....         --            --          --          --            --       2,309
                                      ---------    ----------    --------    --------    ----------    --------
Balance at September 30, 1995.......    868,997     1,231,242     483,375     149,233     3,974,040       2,309
Net income..........................         --            --          --          --       400,399          --
Accrual of cumulative dividends on
  preferred shares..................     53,336            --          --          --       (53,336)         --
Issuance of 4,514 common shares for
  the exercise of stock options.....         --            --       1,000       2,000            --          --
Redemption of Preferred Shares......   (624,031)           --          --          --            --          --
Currency translation adjustment.....         --            --          --          --            --      (3,352)
                                      ---------    ----------    --------    --------    ----------    --------
Balance at September 30, 1996.......    298,302     1,231,242     484,375     151,233     4,321,103      (1,043)
Net income..........................         --            --          --          --       671,295          --
Accrual of cumulative dividends on
  preferred shares..................     27,048            --          --          --       (27,048)         --
Issuance of 60,944 common shares for
  the exercise of stock options.....         --            --      13,500      27,000            --          --
Redemption of Preferred Shares......   (325,350)           --          --          --            --          --
Currency translation adjustment.....         --            --          --          --            --     (12,327)
                                      ---------    ----------    --------    --------    ----------    --------
Balance at June 30, 1997
  (unaudited).......................  $      --    $1,231,242    $497,875    $178,233    $4,965,350    $(13,370)
                                      =========    ==========    ========    ========    ==========    ========

                            See accompanying notes.

                          BIOANALYTICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          YEAR ENDED SEPTEMBER 30           NINE MONTHS ENDED JUNE 30
                                   --------------------------------------   -------------------------
                                      1994         1995          1996          1996          1997
                                      ----         ----          ----          ----          ----
                                                                            (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income.......................  $  547,924   $   550,607   $   400,399   $   189,714   $   671,295
Adjustments to reconcile net
  income to net cash provided
  (used) by operating activities:
     Depreciation and
       amortization..............     204,421       397,619       399,797       348,591       452,899
     Loss (gain) on sale of
       property and equipment....     (39,094)      (35,532)        3,218            --            --
     Deferred income taxes.......      13,647       107,324       100,437      (247,016)      397,999
     Changes in operating assets
       and liabilities:
          Accounts receivable....     466,126      (118,978)         (251)     (217,367)     (898,076)
          Inventories............    (283,750)       25,365      (148,617)     (172,972)     (156,366)
          Prepaid expenses and
            other assets.........      42,906       (19,367)     (248,569)      123,074      (204,697)
          Accounts payable.......     (59,907)      (46,054)      (75,773)      426,725      (108,592)
          Income taxes payable...    (187,120)      106,760       (82,012)       10,000       (26,700)
          Accrued expenses.......     (35,105)     (312,079)      (41,509)     (582,269)      241,734
          Customer advances......     (50,822)      (36,000)       (6,129)           --            --
                                   ----------   -----------   -----------   -----------   -----------
Net cash provided (used) by
  operating activities...........     619,226       619,665       300,991      (121,520)      369,496
INVESTING ACTIVITIES
Capital expenditures.............    (458,542)   (1,299,910)   (3,178,499)     (563,024)   (2,597,572)
Proceeds from sale of property
  and equipment..................      51,141        61,370        21,412            --            --
Payments for purchase of net
  assets from Technicol Limited,
  net of cash acquired...........          --       (92,731)           --            --            --
                                   ----------   -----------   -----------   -----------   -----------
Net cash used by investing
  activities.....................    (407,401)   (1,331,271)   (3,157,087)     (563,024)   (2,597,572)
FINANCING ACTIVITIES
Borrowings of long-term debt.....          --       422,250     2,401,035            --     1,870,511
Payments of long-term debt.......     (45,822)     (128,255)     (124,732)      (88,748)           --
Borrowings on line of credit.....          --            --            --            --       300,000
Net proceeds from the exercise of
  stock options..................      13,726         3,311         3,000         3,000        40,500
Redemption of preferred shares...          --            --      (624,031)     (594,253)     (325,350)
Other............................          --         2,309        (3,352)       (1,933)      (12,327)
                                   ----------   -----------   -----------   -----------   -----------
Net cash provided (used) by
  financing activities...........     (32,096)      299,615     1,651,920      (681,934)    1,873,334
                                   ----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash
  and cash equivalents...........     179,729      (411,991)   (1,204,176)   (1,366,478)     (354,742)
Cash and cash equivalents at
  beginning of period............   2,031,777     2,211,506     1,799,515     1,799,515       595,339
                                   ----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end
  of period......................  $2,211,506   $ 1,799,515   $   595,339   $   433,037   $   240,597
                                   ==========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                          BIOANALYTICAL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (UNAUDITED WITH RESPECT TO INFORMATION AS OF JUNE 30, 1997 AND FOR THE
                NINE-MONTH PERIODS ENDED JUNE 30, 1996 AND 1997)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Bioanalytical Systems, Inc. and its subsidiaries (the "Company") manufacture scientific instruments for use in the determination of trace amounts of organic compounds in biological, environmental and industrial materials. The Company sells its equipment and software for use in industrial, governmental and academic laboratories. The Company also engages in laboratory services, consulting and research related to analytical chemistry and chemical instrumentation. The Company's customers are located in the United States and throughout the world.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments to be cash equivalents.

FINANCIAL INSTRUMENTS

     Management has estimated that the fair value of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and debt approximates the carrying values.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method.

GOODWILL

     Goodwill represents the excess of cost of acquisitions over the fair value of net assets acquired and is amortized by the straight-line method over a twenty year period.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 10 through 40 years. Expenditures for maintenance and repairs are charged to expense as incurred.

     The Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Assets to be Disposed of," which the Company adopted effective October 1, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Adoption of the Statement and its application during 1996 did not have an impact on the Company's financial position or results of operations.

                          BIOANALYTICAL SYSTEMS, INC.

1. SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
REVENUE RECOGNITION

     Revenue from the sale of the Company's products and the related costs are recognized upon shipment of the products to customers. The Company's pharmaceutical service contracts generally have terms ranging from several months to several years. A portion of the contract fee is generally payable upon receipt of the initial samples with the balance payable in installments over the life of the contract. The Company's contracts are broken down into discrete units of deliverable services for which a fixed fee for each unit is established and revenue and related direct costs are recognized as specific contract terms are fulfilled under the percentage of completion method utilizing units of delivery.

INCOME TAXES

     The Company computes its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying the provisions of tax laws in effect at the balance sheet date.

ADVERTISING EXPENSE

     The Company expenses advertising costs as incurred. Advertising expense was $201,570, $238,612, and $267,184 for 1994, 1995, and 1996, respectively.

NET INCOME PER COMMON SHARE

     Net income per common share is computed on the basis of the weighted average number of common and common equivalent shares outstanding during each year. Common equivalent shares include options to purchase Common Shares and convertible preferred shares. In this computation, net income is reduced by dividends accrued on the redeemable preferred shares.

     Supplemental net income per share is computed by dividing supplemental net income (which includes net income plus interest expense, net of the related income tax benefit) by the weighted average number of shares that would have been outstanding after giving effect to the number of shares that were required to be sold in this public offering to repay borrowings under the Company's line of credit and long-term debt facilities at October 1, 1995. Supplemental net income per share were $0.12 and $0.22, respectively, for 1996 and for the nine-month period ended June 30, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information". Under SFAS 131, the Company will report financial and descriptive information about its operating segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company plans to adopt SFAS 131 on October 1, 1998. The Company has not yet evaluated the impact of adoption of SFAS 131.

                          BIOANALYTICAL SYSTEMS, INC.

1. SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company plans to adopt SFAS 130 on October 1, 1998. The Company has not yet evaluated the impact of SFAS 130.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share", which replaces the presentation of primary earnings per share (EPS) with basic EPS and replaces fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the components of the basic EPS computation to the components of the diluted EPS computation. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Earlier adoption is not permitted. Upon adoption, all prior-period EPS data presented will be restated. The Company does not anticipate the adoption of SFAS 128 to have a significant effect on EPS.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Companies are required to adopt the provisions of this Statement for fiscal years beginning after December 15, 1995. The Company has not yet adopted the new rules and, upon adoption for the year ending September 30, 1997, presently intends to continue to measure compensation cost using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of the Company, all adjustments (consisting of only normal recurring accruals) considered necessary to present fairly the consolidated financial position as of June 30, 1997 and the consolidated statements of income, preferred shares and shareholders' equity and cash flows for the nine-month periods ended June 30, 1996 and 1997 have been included.

2. ACQUISITION

     Effective April 3, 1995 the Company acquired all of the capital stock of Technicol, Limited for cash approximating $97,000 and 22,572 common shares. The acquired business was involved in the distribution of chromatography equipment and supplies to pharmaceutical firms in the United Kingdom.

     The acquisition was accounted for using the purchase method of accounting and the results of operations have been included in the consolidated financial statements since the date of acquisition. The purchase price was allocated to the net assets acquired, including $240,032 to goodwill, based upon the fair market value at the date of acquisition.

     On an unaudited pro forma basis, revenue, net income and net income per share for the year ended September 30, 1994 were $11,229,000, $589,000 and $0.17, respectively, and for the year ended September 30, 1995, were $12,892,000, $510,000 and $0.15, respectively. This pro forma data presents the consolidated results of operations as if the acquisition had occurred on October 1, 1993, after giving effect to certain adjustments, including amortization of goodwill, increased interest expense and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the

                          BIOANALYTICAL SYSTEMS, INC.

2. ACQUISITION -- CONTINUED
results of operations which would actually have occurred had the acquisition been in effect on the date indicated, or which may occur in the future.

     Pro forma amounts for the years ended September 30, 1994 and 1995 include the acquired entity's financial data for the years ended April 30, 1994 and 1995 as it was not practicable to determine the September 30, 1994 and 1995 year end results.

3. INVENTORIES

     Inventories at September 30 consisted of:

                                                                 1995         1996
                                                                 ----         ----
Raw materials...............................................  $  759,124   $  803,396
Work in progress............................................     196,995      292,076
Finished goods..............................................     838,360      868,153
                                                              ----------   ----------
                                                               1,794,479    1,963,625
LIFO reserve................................................     (11,246)     (31,775)
                                                              ----------   ----------
Total LIFO cost.............................................  $1,783,233   $1,931,850
                                                              ==========   ==========

4. DEBT ARRANGEMENTS

     The Company has a bank line of credit agreement which expires April 29, 1997 and allows borrowings of the lesser of 50% of inventories plus 80% of qualified accounts receivable or $2,200,000. Interest is charged at the prime rate plus .25% (8.50% at September 30, 1996). At September 30, 1996, the collateral base for this line of credit resulted in borrowing availability of approximately $2,000,000, all of which was unused at September 30, 1996. At June 30, 1997, $300,000 was outstanding on this line. The line is collateralized by inventories and accounts receivable. The expiration date of the line of credit has been extended to March 1, 1998.

     During 1996 the Company entered into a credit facility for up to $5,000,000 for the purchase and renovation of an adjacent building (the "Construction loan"). At maturity (January 31, 1998), the loan may be converted to a five year term loan based upon a 20 year amortization funding on a conventional commercial mortgage basis or with fixed principal payments plus interest. Interest is charged at the prime rate plus .25% (8.50% at September 30, 1996). This credit facility is collateralized by property and equipment. The agreement contains certain covenants, which among other things require the Company to maintain minimum levels of tangible net worth and debt service coverage.

                          BIOANALYTICAL SYSTEMS, INC.

4. DEBT ARRANGEMENTS -- CONTINUED
     Long-term debt at September 30 consisted of the following:

                                                                1995         1996
                                                                ----         ----
Construction loan, monthly payments of interest only at
  8.50% variable per annum..................................  $      --   $1,972,003
Equipment loan, monthly payments of $8,803 including
  interest at 8.50% per annum...............................         --      423,900
Mortgage note collateralized by certain real estate, monthly
  payments of $4,827 including interest at 9% per annum.....    187,222      144,412
Capital lease obligations (Note 7)..........................    348,617      271,827
                                                              ---------   ----------
                                                                535,839    2,812,142
Less current portion........................................   (119,605)    (300,115)
                                                              ---------   ----------
                                                              $ 416,234   $2,512,027
                                                              =========   ==========

     The maturities of long-term debt for the five succeeding years are as follows:

                 YEARS ENDED SEPTEMBER 30
                 ------------------------
       1997...............................................    $300,115
       1998...............................................     198,308
       1999...............................................     222,660
       2000...............................................     138,840
       2001...............................................     143,217

     Cash interest payments of $37,852, $69,602, and $99,057 were made in 1994, 1995, and 1996, respectively. Cash interest payments for 1996 include interest of $28,868 on the Construction loan which was capitalized. These amounts include interest required to be paid on a portion of the undistributed earnings of a subsidiary which qualifies as a domestic international sales corporation (see
Note 5).

     The Company has a bank line of credit agreement for capital expenditures which expires March 1, 1998 and allows borrowings of the lesser of 80% of capital expenditures or $1,000,000. Interest is charged at the prime rate plus
 .25% (8.50% at June 30, 1997). At June 30, 1997, this line was unused. The line is collateralized by property and equipment, inventories and accounts receivable.

                          BIOANALYTICAL SYSTEMS, INC.

5. INCOME TAXES

     Significant components of the Company's deferred tax liabilities and assets as of September 30 are as follows:

                                                                 1995         1996
                                                                 ----         ----
Deferred tax liabilities:
  Tax over book depreciation................................  $  564,488   $  712,032
  Deferred DISC income......................................     456,338      398,280
                                                              ----------   ----------
Total deferred liabilities..................................   1,020,826    1,110,312
Deferred tax assets:
  Tax credit carryforwards..................................     141,709       91,493
  Net operating loss carryforwards..........................      24,194       14,876
  Inventory pricing.........................................      68,941       72,669
  Accrued vacation..........................................      50,778       57,916
  Other-net.................................................      47,250       34,184
                                                              ----------   ----------
Total deferred tax assets...................................     332,872      271,138
                                                              ----------   ----------
Valuation allowance for deferred tax assets.................    (100,000)     (49,217)
                                                              ----------   ----------
Net deferred tax assets.....................................     232,872      221,921
                                                              ----------   ----------
Net deferred tax liabilities................................  $  787,954   $  888,391
                                                              ==========   ==========

     Significant components of the provision for income taxes are as follows:

                                                            1994        1995        1996
                                                            ----        ----        ----
Current:
  Federal.............................................    $175,000    $170,721    $123,625
  State...............................................      64,651      66,209      58,586
                                                          --------    --------    --------
Total current.........................................     239,651     236,930     182,211
Deferred:
  Federal.............................................      14,506     100,181      81,928
  State...............................................        (859)      7,143      18,509
                                                          --------    --------    --------
Total deferred........................................      13,647     107,324     100,437
                                                          --------    --------    --------
                                                          $253,298    $344,254    $282,648
                                                          ========    ========    ========

     The effective income tax rate varied from the statutory federal income tax rate as follows:

                                                                1994       1995       1996
                                                                ----       ----       ----
Statutory federal income tax rate...........................    34.0%      34.0%      34.0%
Increases (decreases):
  Amortization of goodwill and other nondeductible
     expenses...............................................     0.9        1.0        2.1
  Benefit of foreign sales corporation, net.................    (2.6)      (3.2)      (4.0)
  State income taxes, net of federal tax benefit............     5.3        5.4        7.5
  Other.....................................................    (6.0)       1.3        1.8
                                                                ----       ----       ----
                                                                31.6%      38.5%      41.4%
                                                                ====       ====       ====

     Net operating loss carryforwards were generated by a subsidiary of the Company prior to its acquisition by the Company and the carryforwards are restricted to use by that subsidiary. These carryforwards expire through the year 2004. The tax credit carryforwards amounted to $91,493 at September 30, 1996 and expire

                          BIOANALYTICAL SYSTEMS, INC.

5. INCOME TAXES -- CONTINUED
through the year 2010. As management cannot determine that it is more likely than not that these carryforwards can be fully utilized in the future, a valuation allowance of $49,217 has been recorded.

     In fiscal 1996, the Company's foreign operations generated a loss before income taxes of $200,145.

     Payments made in 1994, 1995, and 1996 for federal and state income taxes amounted to $422,300, $163,950, and $160,000, respectively.

6. PREFERRED SHARES AND SHAREHOLDERS' EQUITY

PREFERRED SHARES

     On February 27, 1991 the Board of Directors approved the issuance of up to 1,000,000 shares of Preferred Shares. The Board of Directors designated 105,000 shares as Redeemable Preferred Shares ($10.00 stated value) and designated 250,000 shares as Convertible Preferred Shares ($8.00 stated value).

     The Redeemable Preferred Shares have preference over all other outstanding classes of capital shares of the Company with respect to payment of dividends. Holders of Redeemable Preferred Shares are entitled to receive, when and as declared by the Board of Directors, cumulative preferential cash dividends at the rate of $.80 per share per annum payable quarterly in arrears, however, they do not participate with respect to other dividends declared by the Company. Although such dividends have not been declared, the Company has recorded the dividends as a charge to Retained Earnings and an increase to Redeemable Preferred Shares. The Redeemable Preferred Shares were redeemed by the Company in three equal installments on December 31, 1995, June 30, 1996 and December 1, 1996 at $10.00 per share plus accrued unpaid dividends.

     The holders of the Convertible Preferred Shares have the right at any time to convert those shares, in whole or in part and without additional consideration, into fully paid Common Shares. The conversion rate is one Common Shares for each Convertible Preferred Share at September 30, 1996 (4.514 Common Shares for each Convertible Preferred Share after the share split described in
Note 10). Holders of Convertible Preferred Shares are entitled to one vote per share on any matter submitted to a vote of the holders of Common Shares. No cash dividends may be declared and paid with respect to the Common Shares unless equivalent dividends are also declared and paid with respect to the Convertible Preferred Shares. These shares are redeemable, at the option of the holders, in three equal installments on December 31, 1995, June 30, 1996 and December 31, 1996, at a redemption price of $8.00 per share plus any accrued unpaid dividends. No redemption requests were made by the holders.

     Alternatively, the holders of the Convertible Preferred Shares may require the Company to purchase all or any portion of the Convertible Preferred Shares and any Common Shares obtained through the conversion of the Convertible Preferred Shares at any time after March 15, 1996 at a price equal to the greater of the amount such shares are entitled to receive upon liquidation of the Company or fair market value. The fair market value could exceed the $8 optional redemption price. As of September 30, 1996, no redemption requests had been made by the holders.

     The Company must maintain certain restrictive covenants in accordance with the preferred stock agreement, including net worth and indebtedness requirements, restrictions on the declaration of dividends, redemption of Common Shares, issuance of Preferred and Common Shares and capital expenditure levels.

STOCK OPTION PLANS

     During 1990, the Company established an Employee Incentive Stock Option Plan whereby options to purchase shares of the Company's Common Shares at fair market value can be granted to employees of the

                          BIOANALYTICAL SYSTEMS, INC.

6. PREFERRED SHARES AND SHAREHOLDERS' EQUITY -- CONTINUED
Company. Options granted become exercisable in four equal installments beginning two years after the date of the grant. The plan terminates in the year 2000.

     During fiscal 1989, the Company established an Outside Director Stock Option Plan whereby options to purchase shares of the Company's Common Shares at fair market value can be granted to outside directors. Options granted become exercisable in four equal installments beginning two years after the date of grant. The plan terminates in 1999.

     The Company intends to adopt a new stock option plan in connection with its initial public offering and accordingly does not plan to grant any more options pursuant to the plans discussed above.

     The following presents information regarding options granted through September 30, 1996.

                                            AVAILABLE      OPTIONS                     OPTION PRICE
                                            FOR GRANT    OUTSTANDING    EXERCISABLE      PER SHARE
                                            ---------    -----------    -----------    ------------
The Employee Incentive Stock
  Option Plan...........................     735,847      252,355        169,967       $.66 to $2.31
The Outside Director Stock Option
  Plan..................................      27,086       81,259         81,259            .66

     No options were granted in fiscal 1995 or 1996. Options exercised during 1994, 1995 and 1996 had a weighted average exercise price of $.66, $.73 and $.66, respectively.

     A special non-qualified option was granted for 4,514 shares of Common Shares at $1.27 per share to a consultant to the Company in August 1991. This option remains outstanding at September 30, 1996.

7. CAPITAL LEASE

     The Company has a capital lease arrangement to finance the acquisition of equipment. Future minimum lease payments, based upon scheduled payments under the lease arrangement, as of September 30, 1996 are as follows:

1997........................................................    $102,504
1998........................................................     102,504
1999........................................................     102,504
                                                                --------
Total minimum lease payments................................     307,512
Amounts representing interest...............................     (35,685)
                                                                --------
Present value of minimum lease payments.....................    $271,827
                                                                ========

     The total amount of property and equipment capitalized under capital lease obligations as of both September 30, 1995 and 1996 was $486,043. Accumulated amortization at September 30, 1995 and 1996 was $72,587 and $121,191, respectively. The amortization is included in depreciation expense.

8. RETIREMENT PLAN

     Effective July 1, 1984, the Company established an Internal Revenue Code
Section 401(k) Retirement Plan covering all employees over twenty-one years of age with at least one year of service. Under the terms of the Plan, the Company contributes 2% of each participant's total wages to the Plan. The Plan also includes provisions for various contributions which may be instituted at the discretion of the Board of Directors. The contribution made by the participant may not exceed 10% of the participant's annual wages. Contribution expense was $79,067, $110,489, and $138,142 in 1994, 1995 and 1996, respectively.

                          BIOANALYTICAL SYSTEMS, INC.

9. SEGMENT INFORMATION

     The Company operates in two principal segments -- analytical services and analytical products. The Company's analytical services unit provides analytical chemistry support on a contract basis directly to pharmaceutical companies. The Company's analytical products unit provides liquid chromatography, electrochemical, and physiological monitoring products to pharmaceutical companies, universities, government research centers and medical research institutions.

INDUSTRY SEGMENT DATA:

                                                               YEAR ENDED SEPTEMBER 30,
                                                              ---------------------------
                                                               1994      1995      1996
                                                               ----      ----      ----
                                                                    (IN THOUSANDS)
REVENUE
Products....................................................  $ 8,903   $ 9,627   $ 9,113
Services....................................................    1,801     2,725     3,681
                                                              -------   -------   -------
Total Revenue...............................................  $10,704   $12,352   $12,794
                                                              =======   =======   =======
OPERATING INCOME (LOSS)
Products....................................................  $   311   $   409   $  (254)
Services....................................................      400       490     1,113
                                                              -------   -------   -------
Total Operating Income (Loss)...............................      711       899       859
Corporate income (expenses).................................       90        (4)     (176)
                                                              -------   -------   -------
Income before income taxes..................................  $   801   $   895   $   683
                                                              =======   =======   =======
IDENTIFIABLE ASSETS
Products....................................................  $ 6,791   $ 6,993   $ 6,242
Services....................................................    1,372     2,435     5,132
                                                              -------   -------   -------
Total Assets................................................  $ 8,163   $ 9,428   $11,374
                                                              =======   =======   =======
DEPRECIATION AND AMORTIZATION
Products....................................................  $   140   $   266   $   224
Services....................................................       64       132       176
                                                              -------   -------   -------
                                                              $   204   $   398   $   400
                                                              =======   =======   =======
CAPITAL EXPENDITURES
Products....................................................  $   293   $   468   $   450
Services....................................................      166       832     2,728
                                                              -------   -------   -------
                                                              $   459   $ 1,300   $ 3,178
                                                              =======   =======   =======

EXPORT SALES:

     Export sales to unaffiliated customers by destination of sales are summarized as follows (in thousands):

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                               1994     1995     1996
                                                               ----     ----     ----
Europe......................................................  $  988   $  933   $1,144
Pacific Rim.................................................   2,064    2,898    2,903
Other.......................................................     952      836      556
                                                              ------   ------   ------
                                                              $4,004   $4,667   $4,603
                                                              ======   ======   ======

                          BIOANALYTICAL SYSTEMS, INC.

9. SEGMENT INFORMATION -- CONTINUED
MAJOR CUSTOMERS:

     During 1996, a major United States-based pharmaceutical company accounted for approximately 18.3% of the Company's total revenues.

     The Company sells its products through international distributors, one of which represents 20%, 18%, and 19% of 1994, 1995 and 1996 product sales, respectively. Accounts receivable from this foreign distributor are $200,861 and $196,416 at September 30, 1995 and 1996, respectively.

10. SUBSEQUENT EVENT (UNAUDITED)

     On September 24, 1997, the Company's Board of Directors approved a 4.514 for 1 share split of common shares to be effective upon completion of the Company's initial public offering. All common share and per share amounts and information concerning stock option plans have been adjusted retroactively to give effect to this stock split.

======================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary....................      3
Risk Factors..........................      5
Use of Proceeds.......................     10
Dividend Policy.......................     10
Dilution..............................     11
Capitalization........................     12
Selected Consolidated Financial
  Data................................     13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     14
Business..............................     20
Management............................     34
Certain Transactions..................     41
Principal Shareholders................     42
Description of Capital Stock..........     43
Shares Eligible for Future Sale.......     45
Underwriting..........................     47
Legal Matters.........................     49
Experts...............................     49
Additional Information................     49
Glossary..............................     50
Index to Financial Statements.........    F-1

                            ------------------------

     UNTIL                     , 1997 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENTS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                            1,500,000 COMMON SHARES

                           BIOANALYTICAL SYSTEMS LOGO

                          BIOANALYTICAL SYSTEMS, INC.

                         -----------------------------

                                   PROSPECTUS
                         -----------------------------

                                  RONEY & CO.

                                THE OHIO COMPANY

                                               , 1997
======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of the estimated expenses to be paid by the Registrant in connection with the issuance and distribution of the securities being registered:

                          EXPENSES                            AMOUNT*
                          --------                            -------
Securities and Exchange Commission registration fee.........  $ 5,750
National Association of Securities Dealers, Inc. fee........    2,398
NASDAQ fee..................................................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses (including fees of counsel)......
Transfer agent and registrar fees and expenses..............
Miscellaneous...............................................
                                                              -------
     Total..................................................  $
                                                              =======

-------------------------
* All of the expenses, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Business Corporation Law ("BCL"), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonable believed that (a) the individual was acting in the best interests of the corporation, or
(b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

     The BCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

     Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the BCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

     In addition to the foregoing, the BCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The BCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

     Reference is made to Article V of the Amended and Restated Articles of Incorporation of the Registrant concerning indemnification of directors, officers, employees and agents.

     The Registrant may obtain directors' and officers' liability insurance, the effect of which will be to indemnify the directors and officers of the corporation and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has issued the following securities during the three year period ended September 24, 1997:

          1. An aggregate of 142,560 Common Shares were issued to five key employees at various times upon the exercise of options granted pursuant to the Registrant's 1990 Employee Stock Option Plan for consideration equal to the fair market value of the shares purchased on the date of the option grant. The issuance of these Common Shares was exempt from registration under the Securities Act by reason of Rule 701 of the Commission and
     Section 4(2) thereof.

          2. An aggregate of 22,572 Common Shares were issued on April 3, 1995, to a single individual in connection with and as partial consideration for the acquisition by the Registrant of all of the outstanding shares of Technicol Ltd. The issuance of these Common Shares was exempt from registration under the Securities Act by reason of Section 4(2) thereof.

     The share data set forth above has been adjusted for the 4.514 for 1 share split described in the Prospectus.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     The list of exhibits is incorporated herein by reference to the Index to Exhibits.

     (b) Financial Statement Schedules:

     No schedules have been provided because the required information is not applicable.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liabilities under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus to be filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WEST LAFAYETTE, STATE OF INDIANA, ON THE 26TH DAY OF SEPTEMBER, 1997.

                                          BIOANALYTICAL SYSTEMS, INC.

                                          By:    /s/ PETER T. KISSINGER

                                            ------------------------------------
                                                    Peter T. Kissinger,
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below irrevocably constitutes and appoints Peter T. Kissinger and Ronald E. Shoup, and each or either of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement therewith filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                SIGNATURE                                 CAPACITY                       DATE
                ---------                                 --------                       ----

          /s/ PETER T. KISSINGER            President and Chief Executive         September 26, 1997
------------------------------------------  Officer (Principal Executive
            Peter T. Kissinger              Officer) and Director

         /s/ CANDICE B. KISSINGER           Director                              September 26, 1997
------------------------------------------
           Candice B. Kissinger

           /s/ RONALD E. SHOUP              Director                              September 26, 1997
------------------------------------------
             Ronald E. Shoup

          /s/ WILLIAM BAITINGER             Director                              September 26, 1997
------------------------------------------
            William Baitinger

           /s/ THOMAS A. HIATT              Director                              September 26, 1997
------------------------------------------
               Thomas Hiatt

            /s/ JOHN KRAEUTLER              Director                              September 26, 1997
------------------------------------------
              John Kraeutler

                                            Director                              , 1997
------------------------------------------
            W. Leigh Thompson

                SIGNATURE                                 CAPACITY                       DATE
                ---------                                 --------                       ----
                                            Director                              , 1997
------------------------------------------
             William Mulligan

           /s/ MICHAEL CAMPBELL             Director                              September 26, 1997
------------------------------------------
              Mike Campbell

          /s/ DOUGLAS P. WIETEN             (Principal Financial Officer and      September 26, 1997
------------------------------------------  Accounting Officer)
              Douglas Wieten

                          BIOANALYTICAL SYSTEMS, INC.

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1

                               INDEX TO EXHIBITS

NUMBER ASSIGNED IN
  REGULATION S-K     EXHIBIT
     ITEM 601        NUMBER                        DESCRIPTION OF EXHIBIT
------------------   -------                       ----------------------

        (1)           1.1       Form of Underwriting Agreement
        (2)                     No Exhibit
        (3)           3.1       Form of Second Restated Articles of Incorporation of
                                Bioanalytical Systems, Inc.
                      3.2       Form of Second Restated Bylaws of Bioanalytical Systems,
                                Inc.
        (4)           4.1       Form of Specimen Certificate for Common Shares*
                      4.2       See Exhibits 3.1 and 3.2
                      4.3       Form of Letter Agreement dated September   , 1997, by and
                                among Bioanalytical Systems, Inc., Primus Capital Fund II,
                                L.P. and Middlewest Ventures II, L.P.
        (5)           5.1       Opinion of Ice Miller Donadio & Ryan
        (6)                     No Exhibit
        (7)                     No Exhibit
        (8)                     No Exhibit
        (9)                     No Exhibit
       (10)          10.1       Form of Employee Confidentially Agreement
                     10.2       Bioanalytical Systems, Inc. Outside Director Stock Option
                                Plan
                     10.3       Form of Bioanalytical Systems, Inc. Outside Director Stock
                                Option Agreement
                     10.4       Bioanalytical Systems, Inc. 1990 Employee Incentive Stock
                                Option Plan
                     10.5       Form of Bioanalytical Systems, Inc. 1990 Employee Incentive
                                Stock Option Agreement
                     10.6       Letter/Loan Agreement by and between Bioanalytical Systems,
                                Inc. and Bank One, Lafayette, N.A. dated May 31, 1997 for up to $5,000,000 Construction Loan
                     10.7       Note for $4,720,000 executed by Bioanalytical Systems, Inc., in favor of Bank One, Lafayette, N.A., dated July 19, 1996
                     10.8       Loan Agreement by and between Bioanalytical Systems, Inc.
                                and Bank One, Lafayette, N.A., dated July 22, 1992 for up to
                                $700,000
                     10.9       Credit Agreement by and between Bioanalytical Systems, Inc.
                                and Bank One, Lafayette, N.A., dated July 24, 1992 relating to loan of up to $300,000
                     10.10      Promissory Note for $300,000 executed by Bioanalytical
                                Systems, Inc. in favor of Bank One, Lafayette, N.A. dated
                                July 24, 1992.
                     10.11      Letter Loan Agreement by and between Bioanalytical Systems,
                                Inc. and Bank One, Indiana, N.A., dated April 15, 1997.
                     10.12      Promissory Note for $2,200,000 executed by Bioanalytical
                                Systems, Inc. in favor of Bank One, Indiana, N.A. dated May
                                9, 1997

NUMBER ASSIGNED IN
  REGULATION S-K     EXHIBIT
     ITEM 601        NUMBER                        DESCRIPTION OF EXHIBIT
------------------   -------                       ----------------------
                     10.13      Promissory Note for $1,000,000 executed by Bioanalytical
                                Systems, Inc. in favor of Bank One, Indiana, N.A. dated May
                                9, 1997
                     10.14      Indemnifying Mortgage by and between Bioanalytical Systems,
                                Inc. and Bank One, Lafayette, N.A. dated January 23, 1987.
                     10.15      Real Estate Mortgage by and between Bioanalytical Systems,
                                Inc. and Bank One, Lafayette, N.A., dated July 19, 1996
                     10.16      Security Agreement by and between Bioanalytical System, Inc.
                                and Bank One, Lafayette, N.A., dated April 22, 1991
                     10.17      Security Agreement by and between Bioanalytical Systems,
                                Inc. and Bank One, Lafayette, N.A., dated August 22, 1996.
                     10.18      Master Lease Agreement by and between Bioanalytical Systems,
                                Inc. and Banc One Leasing Corporation, dated November 9,
                                1994
                     10.19      Financing Lease by and between Bioanalytical Systems, Inc.
                                and Banc One Leasing Corporation, dated November 9, 1994
                     10.20      Purchase Agreement Commercial-Industrial Real Estate by and
                                between Great Lakes Chemical Corporation and Bioanalytical
                                Systems, Inc.
       (11)          11.1       Statement Regarding Computation of Per Share Earnings
       (12)                     No Exhibit
       (14)                     No Exhibit
       (15)                     No Exhibit
       (16)                     No Exhibit
       (21)          21.1       List of Subsidiaries
       (23)          23.1       Consent of Ice Miller Donadio & Ryan (included in Exhibit
                                5.1)
                     23.2       Consent of Ernst & Young LLP, independent auditors
       (24)          24.1       See Signature Page
       (25)                     No Exhibit
       (26)                     No Exhibit
       (27)          27.1       Financial Data Schedule
       (28)                     No Exhibit
       (99)                     No Exhibit

-------------------------
* To be filed by amendment.